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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
Ameriprise Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 10, 2008

Dear Fellow Shareholders:

        You are cordially invited to join us for our 2008 annual meeting of shareholders, which will be held on Wednesday, April 23, 2008, at 11:00 a.m., Minneapolis Time, at the Ameriprise Financial Center, 707 Second Avenue South in Minneapolis, Minnesota 55474. Holders of record of our common stock as of February 25, 2008, are entitled to notice of and to vote at the 2008 annual meeting.

        The Notice of Annual Meeting of Shareholders and the proxy statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

        We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by telephone or Internet as described in the following materials or, if you request that proxy materials be mailed to you, by completing and signing the proxy card enclosed with those materials and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

        If your shares are held in the name of a broker, bank, trust or other nominee, you will need proof of ownership to be admitted to the meeting, as described at the bottom of page 64 of the proxy statement.

        We look forward to seeing you at the annual meeting and discussing the business of your company with you.

Very truly yours,

JAMES M. CRACCHIOLO Chairman and Chief Executive Officer

AMERIPRISE FINANCIAL, INC.
707 SECOND AVENUE SOUTH
MINNEAPOLIS, MINNESOTA 55474

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

DATE	Wednesday, April 23, 2008, at 11:00 a.m. Minneapolis Time
PLACE	Ameriprise Financial Center Market Garden—Skyway Level 707 Second Avenue South Minneapolis, Minnesota 55474
ITEMS OF BUSINESS	(1) To elect three directors.
(2) To ratify the Audit Committee's selection of Ernst & Young LLP as our independent registered public accountants for 2008.
(3) To transact such other business that may properly come before the meeting or any adjournment of the meeting.
RECORD DATE	You can vote if you are a shareholder of record on February 25, 2008.

THOMAS R. MOORE Vice President, Corporate Secretary and Chief Governance Officer

March 10, 2008

TABLE OF CONTENTS

GENERAL INFORMATION	1
VOTING INFORMATION	1
Record Date	2
Ownership of Shares	2
How to Vote	2
Shares Held Under the Ameriprise 401(k) Plan	3
Confidential Voting	3
Quorum and Required Vote	3
Votes Required for Proposals	3
Routine and Non-Routine Proposals	4
How We Count Votes	4
Multiple Shareholders Sharing the Same Address	4
Cost of Proxy Solicitation	4
CORPORATE GOVERNANCE	5
Director Independence	5
Independence of Committee Members	5
Categorical Standards Of Director Independence	5
Committee Charters	5
Internal Audit Function	6
Audit Committee Financial Expert	6
Executive Sessions of Independent Directors	6
Presiding Director	6
Communications from Shareholders and Other Interested Parties	6
Consideration of Director Candidates Recommended by Shareholders	6
Annual Performance Self-evaluation Process for the Board and its Committees	6
Corporate Governance Guidelines	6
Codes of Conduct	7
Director Attendance at Annual Meeting of Shareholders	7
Majority Voting for Directors	7
Requests for Copies of Materials	7
Director Qualifications and Board Policies	7
Communicating with Directors	8
Board and Committee Meetings	9
Membership on Board Committees	9
Compensation and Benefits Committee	9
Compensation Committee Interlocks and Insider Participation	11
Nominating and Governance Committee	12
Director Nomination Process	12
Audit Committee	12
REPORT OF THE AUDIT COMMITTEE	13
COMPENSATION OF DIRECTORS	14
Outside Directors Compensation Program	15
OWNERSHIP OF OUR COMMON SHARES	21
ITEMS TO BE VOTED ON BY SHAREHOLDERS	22
ITEM 1—ELECTION OF DIRECTORS	22

ITEM 2—RATIFICATION OF THE AUDIT COMMITTEE'S SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2008	25
COMPENSATION OF EXECUTIVE OFFICERS	27
Compensation and Benefits Committee Report	27
Compensation Discussion and Analysis	28
Introduction	28
The Role of the Compensation and Benefits Committee	29
Our Executive Compensation Philosophy	30
Our New Executive Compensation Program	32
How and Why the Committee Determined Our Named Executive Officers' Compensation for 2007	32
Special Tax and Accounting Considerations	37
How and When We Grant Stock Options and Restricted Stock	38
Stock Ownership Guidelines	41
Post-Employment Compensation and Benefits	42
Conclusion	45
Summary Compensation Table	46
Grants of Plan-Based Awards Table	48
Outstanding Equity Awards at Fiscal Year-End Table	49
Option Exercises and Stock Vested Table	51
Nonqualified Deferred Compensation	52
Pension Benefits Table	54
Potential Payments Upon Termination or Change in Control	55
CERTAIN TRANSACTIONS	62
Related Person Transaction Review Policy	62
Transactions With Other Companies	62
Transactions Between the Company and Our Directors and Officers	63
Transactions with Significant Shareholders	63
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	63
REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF SHAREHOLDERS	64
EXHIBIT A—AMERIPRISE FINANCIAL, INC. CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE AS AMENDED BY THE BOARD OF DIRECTORS ON JANUARY 30, 2007	A1-A3

AMERIPRISE FINANCIAL, INC.
707 SECOND AVENUE SOUTH
MINNEAPOLIS, MINNESOTA 55474

March 10, 2008

PROXY STATEMENT

GENERAL INFORMATION

        We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Ameriprise Financial, Inc. for the 2008 annual meeting of shareholders and for any adjournment or postponement of the meeting. In this proxy statement, we may also refer to Ameriprise Financial, Inc. as "Ameriprise," "the Company," "we," "our" or "us."

        We are holding the 2008 annual meeting at 11:00 a.m. Minneapolis Time, on Wednesday, April 23, 2008, at the Company's Minneapolis headquarters and invite you to attend in person. If you need special assistance at the meeting because of a disability, you may contact Thomas R. Moore, our Vice President, Corporate Secretary and Chief Governance Officer, by telephone at (612) 678-0106, by e-mail at thomas.r.moore@ampf.com or by writing to him at 1098 Ameriprise Financial Center, Minneapolis, MN 55474.

        We have arranged for a live audio Web cast of the 2008 annual meeting to be accessible to the general public on the Internet at ir.ameriprise.com.

        Under rules adopted by the Securities and Exchange Commission, we have chosen to provide our shareholders with the choice of accessing the 2008 annual meeting proxy materials over the Internet, rather than receiving printed copies of those materials through the mail. In connection with this change, a Notice Regarding the Availability of Proxy Materials is being mailed to our shareholders who have not previously requested electronic access to our proxy materials or paper proxy materials. The notice contains instructions on how you may access and review our proxy materials on the Internet and how you may vote your shares over the Internet. The notice will also tell you how to request our proxy materials in printed form or by e-mail, at no charge. The notice contains a 12-digit control number that you will need to vote your shares. Please keep the notice for your reference through the meeting date.

        We anticipate that the Notice Regarding the Availability of Proxy Materials will be mailed to shareholders beginning on or about March 10, 2008.

VOTING INFORMATION

Record Date

        You may vote all shares that you owned as of February 25, 2008, which is the record date for the annual meeting. On February 25, 2008, we had 226,658,422 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the meeting.

Ownership of Shares

        You may own common shares in one of the following ways:

  •
  directly in your name as the shareholder of record, which includes restricted stock awards issued to employees under our long-term incentive plans;

  •
  indirectly through a broker, bank, trustee, or other holder of record in "street name"; or

  •
  indirectly in the Ameriprise Financial, Inc. Stock Fund of our 401(k) plan

        If your shares are registered directly in your name, you are the holder of record of these shares and we are sending a Notice Regarding the Availability of Proxy Materials directly to you. As the holder of record, you have the right to vote by proxy, by telephone, by the Internet or by mail (if you request to receive your proxy materials by mail), or to vote in person at the meeting. If you hold your shares in street name, your broker, bank, trustee, or other holder of record is sending a Notice Regarding the Availability of Proxy Materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by submitting voting instructions in the manner directed by your bank, broker, trustee, or other holder of record. Regardless of how you hold your shares, we invite you to attend the annual meeting.

How to Vote

The Notice Regarding the Availability of Proxy Material that most of our shareholders will receive will have information about Internet voting but is not permitted to include a telephonic voting number because that would enable a shareholder to vote without accessing the proxy materials online. The telephonic voting number will be on the Web site where the proxy materials can be found. For more information about voting by telephone, please see the next section.

        Your vote is important.    We encourage you to vote promptly. Internet and telephone voting is available through 10:00 a.m. Eastern Time on Monday, April 21, 2008, for shares held in the Ameriprise 401(k) plan and through 11:59 p.m. Eastern Time on Tuesday, April 22, 2008, for all other shares. You may vote in one of the following ways:

        By Telephone.    You have the option to vote your shares by telephone. In order to vote your shares by telephone, please go to www.proxyvote.com and log in using the 12-digit control number provided on your Notice Regarding the Availability of Proxy Material. You will be provided with a telephone number for voting at that site. Alternatively, if you request paper copies of the proxy materials, your proxy card or voting instruction form will have a toll-free telephone number that you may use to vote your shares. When you vote by telephone, you will be required to enter your 12-digit control number, so please have it available when you call. You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes.

        By Internet.    You can also vote your shares by the Internet. The Notice Regarding the Availability of Proxy Materials indicates the Web site you may access for Internet voting using the 12-digit control number included in the notice. You may vote by the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you hold your shares in street name, please follow the Internet voting instructions in the Notice of Internet Availability of Proxy Materials you receive from your bank, broker, trustee, or other record holder. You may incur telephone and Internet access charges if you vote by the Internet.

        By Mail.    If you elect to receive your proxy materials by mail and you are a holder of record, you can vote by marking, dating, and signing your proxy card and returning it by mail in the postage-paid envelope provided to you. If you elect to receive your proxy materials by mail and you hold your shares in street name, you can vote by completing and mailing the voting instruction form provided by your bank, broker, trustee, or holder of record.

        At the Meeting.    The way you vote your shares now will not limit your right to change your vote at the meeting if you attend in person. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the meeting.

        All shares that have been properly voted and not revoked will be voted as you have directed at the meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.

        Revocation of Proxies.    You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our corporate secretary at the meeting, (2) submit a timely later-dated proxy (or voting instruction form if you hold shares in street name), (3) provide timely subsequent telephone or Internet voting instructions, or (4) vote in person at the meeting.

Shares Held Under the Ameriprise 401(k) Plan

        If you participate in the Ameriprise 401(k) plan, your proxy card includes shares that the plan has credited to your account.

        To allow sufficient time for the plan trustees to vote, the trustees must receive your voting instructions by 10:00 a.m. Eastern Time, on Monday, April 21, 2008. If the plan trustee does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee receives from other plan participants who did vote.

Confidential Voting

        We maintain the confidentiality of the votes of individual shareholders. We do not disclose these votes to any member of management, unless we must disclose them for legal reasons or in the event of a contested proxy solicitation. However, if a shareholder writes a comment on the proxy card, we will forward the comment to management. In reviewing the comment, management may learn how the shareholder voted. In addition, the Inspector of Elections and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

Quorum and Required Vote

        Quorum.    We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the meeting, either in person or by proxy.

        Votes Required for Proposals.    To elect directors and adopt the other proposals, the following proportion of votes is required:

  •
  On November 28, 2006, our Board of Directors amended our by-laws to provide for majority voting for directors in uncontested elections. We currently expect that the election of directors at our meeting will be uncontested. In a contested election, directors will be elected by a plurality vote. A contested election is an election in which the number of candidates for election as directors exceeds the number of directors to be elected. Under a plurality standard, those nominees in a contested election receiving the most number of "For" votes will be elected as directors.

    Under the majority voting standard, a nominee must receive a number of "For" votes that exceeds 50% of the votes cast with respect to that director's election. Votes cast exclude abstentions with respect to that director's election.

    If an uncontested nominee for director does not receive an affirmative majority of "For" votes, he or she will be required to promptly tender his or her resignation to the Board's independent Nominating and Governance Committee. That committee will then make a recommendation to the Board as to whether the tendered resignation should be accepted or rejected, or whether other action should be taken. The Board will publicly announce its decision regarding the tendered resignation and the rationale behind it within 90 days after the election results have been certified. The director who tendered the resignation will not be permitted to vote on the recommendation of the Nominating and Governance Committee or the Board's decision with respect to his or her tendered resignation.

  •
  To ratify the Audit Committee's selection of Ernst & Young LLP as our independent registered public accountants for 2008, the affirmative vote of a majority of the votes cast.

        Routine and Non-Routine Proposals.    The rules of the New York Stock Exchange determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner under certain circumstances. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions.

        How We Count Votes.    In determining whether we have a quorum, we count abstentions and broker non-votes as present and entitled to vote.

        In counting votes on the proposals:

  •
  We do not count abstentions or broker non-votes, if any, as votes cast for the election of directors.

  •
  We count abstentions as votes cast on our proposal to ratify the Audit Committee's selection of our independent registered public accountants for 2008, which therefore have the effect of a vote against the proposal for which corresponding abstentions are cast. We also do not count broker non-votes, if any, as votes cast on this proposal. Therefore, broker non-votes will have no impact on the outcome of this proposal.

Multiple Shareholders Sharing the Same Address

        For those shareholders requesting paper proxy materials who share a single address and would like to receive only one annual report and proxy statement at that address, please contact our corporate secretary. This service, known as "householding," is designed to reduce our printing and postage costs. If after signing up, any shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact our corporate secretary. The contact information for our corporate secretary is provided on page one under "General Information."

Cost of Proxy Solicitation

        We will pay the expenses of soliciting proxies. Our directors, officers or employees may solicit proxies for us in person, or by telephone, facsimile or electronic transmission for no additional compensation. We have hired D.F. King & Co., Inc. to help us distribute and solicit proxies. We will pay D.F. King $14,000 plus expenses for these services.

CORPORATE GOVERNANCE

        This section provides highlights of our corporate governance program. You can find details about these and other corporate governance policies and practices in other sections of the proxy statement and on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com.

Director Independence

        Our Board, acting upon the recommendation of its Nominating and Governance Committee, has affirmatively determined that these directors have no material relationship with the Company and are therefore independent under the corporate governance listing standards of the New York Stock Exchange: Ms. Marshall and Messrs. Hall, Knowlton, Lewis, Noddle, Powers, Sarles, Sharpe, and Turner.

        Our only non-independent director is Mr. Cracchiolo, our chief executive officer and the only Company officer serving on the Board.

Independence of Committee Members

        Only independent directors serve on the Board's three standing committees: Audit; Compensation and Benefits; and Nominating and Governance. Members of the Audit Committee also meet the independence standards of Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Members of the Compensation and Benefits Committee also meet the independence standards for "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended and are considered "non-employee directors" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

Categorical Standards Of Director Independence

        Upon the recommendation of its Nominating and Governance Committee, the Board has approved categorical standards of director independence, as permitted by the corporate governance listing standards of the New York Stock Exchange. These categorical standards: assist the Board in making its independence determinations; provide investors with an adequate means of assessing the quality of the Board's independence; and avoid the excessive disclosure of immaterial relationships. The Board's categorical standards of independence, as amended on January 30, 2007, are posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com and are also attached as Exhibit A to this proxy statement. The Nominating and Governance Committee applied the categorical standards of independence when making its recommendations regarding director independence to the Board of Directors. In making these independence recommendations, the Nominating and Governance Committee considered all relationships and transactions between the director and the Company as described in questionnaires completed by each director and in materials provided by management, including transactions discussed in this proxy statement and relationships not considered material under the categorical standards of independence approved by the Board.

Committee Charters

        The Board's Audit, Compensation and Benefits, and Nominating and Governance Committees each operate under a written charter that is approved by the Board of Directors. Each committee charter satisfies the requirements of the New York Stock Exchange's corporate governance listing standards. Each committee reviews and reassesses the adequacy of its charter at least annually. The committee will recommend any proposed changes to the Board of Directors for consideration and approval. The committee charters are posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com and additional information about each committee is contained in the sections following this summary.

Internal Audit Function

        The Company has an internal audit function that is supervised by our general auditor. The Audit Committee reviews the appointment and replacement of the general auditor. The Audit Committee also annually reviews the performance and compensation of the general auditor. The general auditor reports regularly to the Audit Committee, including in executive sessions where he is the only officer present.

Audit Committee Financial Expert

        The Board of Directors has determined that William H. Turner, the Chairman of the Audit Committee, is an "audit committee financial expert" as that term is defined by the regulations of the Securities and Exchange Commission, or SEC. The Board has also determined that Mr. Turner is financially literate and has accounting or related financial management expertise, as those qualifications are interpreted by the Board in its business judgment.

Executive Sessions of Independent Directors

        The independent directors customarily meet in executive session without management present at each regularly scheduled meeting of the Board. The Board may decide, however, that such an executive session is not required at a particular Board meeting.

Presiding Director

        The Company's Corporate Governance Guidelines provide that the then serving Chairman of the Nominating and Governance Committee shall act as the Board's Presiding Director, with the following duties: preside over executive sessions of the non-management and independent directors; serve as the principal liaison between the Board and the Company's chairman and chief executive officer on sensitive issues; and preside at meetings of the Board of Directors in the event of the chairman's unavailability. Ms. Marshall currently serves as the Board's Presiding Director.

Communications from Shareholders and Other Interested Parties

        Shareholders and other interested parties may make their concerns known to the independent directors by communicating directly with the Presiding Director or another director via the Company's corporate secretary. You can find more information about how to communicate with our independent directors on page 8 of this proxy statement, under the caption "Communicating with Directors."

Consideration of Director Candidates Recommended by Shareholders

        The Nominating and Governance Committee will consider director candidates recommended by shareholders, provided that the requirements explained on page 12 under the caption "Director Nomination Process" are satisfied.

Annual Performance Self-evaluation Process for the Board and its Committees

        The Nominating and Governance Committee oversees an annual performance self-evaluation process for the Board of Directors and each of its committees. The process is intended to determine whether the Board and its committees are functioning effectively.

Corporate Governance Guidelines

        The Board of Directors has approved Corporate Governance Guidelines, as amended on October 2, 2007. Among other topics, the Corporate Governance Guidelines address: director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession; and the annual performance self-evaluation of the Board and its committees. The Corporate Governance Guidelines are posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com.

Codes of Conduct

        We have adopted a Code of Conduct to guide ethical business behavior and decision-making. The Code applies to all of our employees, financial advisors, and their employees, and individuals conducting business on behalf of us and our subsidiaries. Following our Code of Conduct and all applicable laws, regulations, and Company policies is a condition of employment or association with the Company.

        The Board of Directors has adopted a Code of Business Conduct for Members of the Board of Directors of Ameriprise Financial, Inc. This Code is intended to focus each director on areas of potential conflicts of interest and provide guidance relating to the recognition and handling of ethical issues. The Code also provides mechanisms to report potential conflicts of interest or unethical conduct and is intended to help to foster a culture of openness and accountability.

        Both of these Codes are posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com.

Director Attendance at Annual Meeting of Shareholders

        Our Corporate Governance Guidelines state that directors are expected to attend the annual meeting of shareholders. The corporate secretary reminds each director of this policy in writing in advance of each annual meeting of shareholders. At our 2007 annual meeting of shareholders, all of our directors were in attendance.

Majority Voting for Directors

        On November 28, 2006, the Board of Directors amended our by-laws to provide for majority voting for directors in uncontested elections. The plurality standard will be used in the case of contested elections. We anticipate that the election of directors to be held at the meeting will be uncontested, and therefore the majority voting standard will apply. We have provided additional information about the by-law provisions governing majority voting for directors beginning on page 3 of this proxy statement, under the caption "Votes Required for Proposals."

Requests for Copies of Materials

        You can request copies of the Categorical Standards Of Director Independence, committee charters, the Corporate Governance Guidelines, the Codes of Conduct and our Long-Term Incentive Awards Policy by writing to: Thomas R. Moore, Vice President, Corporate Secretary and Chief Governance Officer, 1098 Ameriprise Financial Center, Minneapolis, MN 55474. You may also call Mr. Moore at (612) 678-0106 or e-mail him at thomas.r.moore@ampf.com. You will receive the materials without charge.

Director Qualifications and Board Policies

        The Board of Directors has determined that directors should be persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company, such as general management, finance, marketing, technology, law, business or public sector activities.

        Directors should possess integrity, energy, forthrightness, analytical skills and the commitment to devote the necessary time and attention to the Company's affairs. Directors should possess a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

        The Nominating and Governance Committee will consider whether the candidate has served as the chief executive officer, chief financial officer or other executive officer of a public company with significant policy-making or operational responsibility. The committee will also take into account: the Board's strong desire to maintain its diversity in terms of race and gender; a candidate's manifest potential to enhance the effectiveness of the Board and its committees significantly; and experience in an area that is directly relevant to one or more of our business segments.

        The committee considers these specific qualities or skills as being necessary for one or more directors to possess:

  •
  A majority of directors must satisfy the independence standards established by the New York Stock Exchange

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  Enough independent directors must be financially literate and have accounting or related financial management expertise so that the current and anticipated membership needs of the Audit Committee can be satisfied

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  Directors are expected to possess the skills, experience, and professional background necessary to gain a sound understanding of our strategic vision, mix of businesses, and approach to regulatory relations and enterprise risk management

  •
  The Board as a whole must possess a mix and breadth of qualities, skills, and experience that will enable it and its committees to promote the best interests of the Company and its shareholders and to address effectively the risk factors to which the Company is subject

        Non-management directors have access to individual members of management or to our employees on a confidential basis. Directors are authorized to conduct independent investigations and to hire outside consultants or experts at our expense. Directors also have access to our records and files, and directors may contact other directors without informing our management of the purpose or even the fact of such contact.

        We believe that each director should have a substantial personal investment in the Company. A personal holding of Company shares or deferred share units having a market value of $375,000 upon attainment is recommended for each director. Directors are expected to acquire and maintain this ownership threshold within five years of joining the Board. We disclose the dollar value of each outside director's equity holdings as of December 31, 2007, on page 14.

        Communicating with Directors.    The Board of Directors has provided a means by which shareholders or other interested parties may send communications to the Board or to individual members of the Board. Such communications, whether by letter, e-mail or telephone, should be directed to the Company's corporate secretary, who will forward them to the intended recipients. However, unsolicited advertisements or invitations to conferences or promotional material, in the discretion of the Company's corporate secretary, may not be forwarded to the directors.

        If a shareholder or other interested party wishes to communicate a concern to the Chairman of the Audit Committee about our financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chairman of the Audit Committee in care of our corporate secretary. If the concern relates to our executive compensation program, the concern should be submitted in writing to the Chairman of the Compensation and Benefits Committee in care of our corporate secretary. If the concern relates to our governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chairman of the Nominating and Governance Committee in care of our corporate secretary. If the shareholder or other interested party is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of our corporate secretary. The contact information for the Company's corporate secretary is provided on page one under "General Information."

        Our "whistleblower" policy prohibits us or any of our employees from retaliating or taking any adverse action against anyone for raising a compliance or ethical concern in good faith. If a shareholder, employee or other interested party nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be directed to Ethicspoint®, at (800) 963-6395. This is a confidential, independent service that allows individuals to report compliance or ethical issues and concerns they may have concerning Ameriprise. An Ethicspoint® specialist will forward accounting and auditing issues to our general auditor and our general counsel, who will confirm that the matter is properly investigated and, if deemed appropriate, report the results to the Audit Committee.

Board and Committee Meetings

        During 2007, the Board of Directors met ten times. All of our directors attended 82% or more of the meetings of the Board and Board committees on which they served in 2007.

Membership on Board Committees

        This table lists our three standing Board committees, the directors who currently serve on them, and the number of committee meetings held in 2007.

Audit	Compensation and Benefits	Nominating and Governance
Mr. Turner(1)	Mr. Lewis(2)	Ms. Marshall(3)
Mr. Knowlton	Mr. Hall	Mr. Hall
Mr. Noddle	Mr. Knowlton	Mr. Lewis
Mr. Powers	Ms. Marshall	Mr. Noddle
Mr. Sarles	Mr. Powers	Mr. Sarles
Mr. Sharpe	Mr. Sharpe

Number of meetings held in 2007

14	8	3

    (1)
    Chairman and audit committee financial expert

    (2)
    Chairman

    (3)
    Chairman and Presiding Director

Compensation and Benefits Committee

        Under its written charter, the Compensation and Benefits Committee's primary purposes are to: establish the philosophy and objectives that will govern our compensation and benefits programs; oversee and approve the compensation and benefits paid to our chief executive officer and other executive officers; recommend to the Board for approval executive and other compensation and benefits plans and arrangements; and promote the clear and complete disclosure to shareholders of material information regarding the compensation and benefits of our chief executive officer, chief financial officer, and our highest paid executive officers. A copy of the committee's charter is posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com.

        Among other matters, the committee exercises ultimate authority with respect to: the compensation and benefits of our chief executive officer and other executive officers; the approval of grants and awards of equity-based and other incentive awards to our chief executive officer and other executive officers and to employees below the executive officer level; and the engagement, oversight, compensation, and termination of the committee's compensation consultant.

        While the Compensation and Benefits Committee oversees our executive compensation program, the Nominating and Governance Committee has the authority to oversee the compensation and benefits of non-management directors and make recommendations on such matters to the Board of Directors for approval. You can find information about the compensation of our non-management directors beginning on page 14.

        The Compensation and Benefits Committee has the authority under its charter to: retain independent legal or other advisors; ask us to provide the committee with the support of one or more of our officers or employees to assist it in carrying out its duties; and request any of our officers or employees or those of our outside counsel or independent auditors to attend a meeting of the committee or to meet with any members of, or consultants to, the committee.

        The committee has the authority to determine the appropriate amount of funding to be provided by us for the payment of the compensation of any compensation consultant or other advisor engaged by the committee and for the payment of any administrative expenses of the committee that are necessary or appropriate in carrying out its duties.

        The committee has the authority to delegate its authority to one or more subcommittees, including to the committee Chairman, who may act on behalf of the committee during the intervals between meetings. Depending on the nature of the authority being delegated, a subcommittee may have to consist of a minimum of two members due to certain federal securities and tax law requirements.

        The committee may also delegate its authority to one or more of our officers or employees to the extent permitted by federal securities and income tax laws, Delaware law, the rules of the New York Stock Exchange or the governing compensation plan document.

        The committee has delegated certain administrative authority to our chief human resources officer to promote the efficient and timely administration of our compensation and benefits plans.

        The Role of Executive Officers.    Our executive officers play the following roles in recommending the amount or form of executive compensation: preparing committee meeting materials related to the performance of the committee's duties, including total compensation tally sheets and other summaries of executive officers' total compensation; proposing the adoption of new or amended compensation or benefits plans; the chief executive officer will make recommendations to the committee for consideration regarding compensation actions for executive officers other than himself; our chief human resources officer will discuss survey and benchmarking data related to executive compensation and other topics of interest to the committee; and our chief financial officer will discuss and explain the setting and calculation of financial performance goals for executive compensation plans. No executive officer has the authority to approve his or her compensation or to make equity-based grants to himself or herself, or to any other executive officer.

        The Committee's Independent Compensation Consultant.    Since February 19, 2007, the committee has used the firm of McLagan as its compensation consultant. Prior to that date, the committee used the firm of Towers Perrin as its consultant. Under the committee's charter and the engagement letter between McLagan and the committee, the committee is responsible for the appointment, oversight, amount of compensation, evaluation, retention, and termination of its compensation consultant, which is used to assist and advise the committee in the discharge of its responsibilities. McLagan reports directly to the committee with respect to matters within the scope of the committee's responsibilities.

        In its capacity as the committee's consultant, McLagan provided the following services, among others: providing advice and guidance with respect to trends and issues related to executive compensation; assisting the committee in benchmarking competitive compensation, including the composition of a peer group to be used as a reference point in reviewing proxy compensation data; assisting the committee in developing an executive compensation philosophy and program suited to our business strategy and goals; and preparing reports and analyses for the committee's meeting materials.

A representative of McLagan will attend committee meetings as needed. To the extent that McLagan works with management on committee matters, it does so on the committee's behalf.

        How the Committee Confirms the Independence of Its Consultant.    The committee confirms the continued independence of its compensation consultant by reviewing the amounts paid to McLagan for its work done for the committee with the amounts paid by the Company to McLagan for other services. The committee conducts this review at least annually. At the committee meeting held on February 21, 2008, the committee reviewed and discussed a written report from McLagan detailing the fees it received in 2007 and the type of services for which the fees were paid.

        In addition to its services as the committee's consultant, McLagan also provided compensation surveys to the Company. These surveys include information that is useful to the committee and management in the design of our executive compensation program. McLagan also provided information on the performance of our financial advisors.

        During 2007, 73% of the fees received by McLagan were directly attributable to its work as the committee's consultant. The compensation surveys accounted for 15% of the remaining fees, while the special one-time study of the performance of our financial advisors accounted for the remaining 12%. No executive officer was involved in the decision to purchase these other services.

        The Company began subscribing to the McLagan compensation surveys, which include information on compensation practices in the financial services industry not available elsewhere, before the committee retained McLagan as its consultant.

        Because the fees McLagan received during 2007 for its work as the committee's consultant are more than 2.5 times larger than the total fees it received for other services, the committee affirmed that McLagan continues to be independent of the company's management. The McLagan representative present at the committee's meeting also affirmed his belief that his firm is independent of the Company's executive management.

        At its meeting on February 21, 2008, the committee decided to adopt a formal written policy establishing the criteria for determining the independence of its consultant before the end of 2008. We will post the policy on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com promptly after the committee approves it.

        Reporting to the Board.    The committee Chairman reports to the entire Board regarding each committee meeting. When appropriate these reports and related discussion are conducted in executive session, without management present. Before the committee takes final action with respect to compensation actions affecting the chief executive officer, it first discusses its proposed actions with the other independent directors, without management present.

        Management discusses the proposed agenda for each committee meeting with the committee Chairman in advance and it is reviewed with the other committee members in advance as well. The committee has adopted a policy of including an executive session on the agenda of each committee meeting. The committee members may decide, however, that an executive session is unnecessary at a particular meeting. This executive session is held without management present. The committee Chairman has the authority to add or delete items from any proposed agenda, and to call special meetings of the committee at any time.

        Compensation Committee Interlocks and Insider Participation.    The Compensation and Benefits Committee members include Ira. D. Hall, Warren D. Knowlton, W. Walker Lewis (Chairman), Siri S. Marshall, Richard F. Powers III, and Robert F. Sharpe, Jr. None of the members is a former or current officer or employee of the Company or any of its subsidiaries, or is an executive officer of another company where an executive officer of Ameriprise Financial is a director.

Nominating and Governance Committee

        The Nominating and Governance Committee operates under a written charter that is posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com. The committee's purposes are to: assume a leadership role in shaping the corporate governance of the Company; promote the effective functioning of the Board and its committees; advance the best interests of the Company and its shareholders through the implementation, oversight, and disclosure of sound corporate governance guidelines and practices; and promote the clear and complete disclosure to shareholders of material information regarding the compensation and benefits of the Company's non-management directors.

        The committee has adopted a policy of including an executive session of committee members only on the agenda of each commitee meeting. The committee members may decide, however, that an executive session is unnecessary at a particular meeting.

        Director Nomination Process.    The Nominating and Governance Committee considers and recommends candidates for election to the Board. The committee also considers candidates for election to the Board submitted by shareholders. Each member of the committee participates in the review and discussion of director candidates. In addition, members of the Board of Directors who are not on the committee may meet with and evaluate the suitability of candidates. In making its selections of candidates to recommend for election, the committee will apply the standards and criteria set forth under the caption "Director Qualifications and Board Policies" beginning on page 7 of this proxy statement. The committee applies the same standards in considering candidates submitted by shareholders as it does in evaluating candidates submitted by members of the Board of Directors.

        Shareholders who wish to submit nominees for election at an annual or special meeting of shareholders should follow the procedures described on pages 65-66.

Audit Committee

        The responsibilities of the Audit Committee are described in the Audit Committee charter and in the following required Audit Committee Report. A copy of the committee's charter is posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com. The committee's purposes are to provide assistance to the Board of Directors by: monitoring the integrity of the consolidated financial statements of the Company; monitoring compliance by the Company with legal and regulatory requirements and the Company's Code of Conduct; evaluating and monitoring the independent auditors' qualifications and independence; evaluating and monitoring the performance of the Company's internal audit function and independent auditors, with respect to the parent company and its subsidiaries; and addressing the finance and risk management matters specified in its charter.

        The committee has adopted a policy of including executive sessions on the agenda of each committee meeting. Such executive sessions may include committee members only, or may include separate executive sessions between the committee members and the general auditor, representatives of our independent auditors, or representatives of management, including our chief executive officer, chief financial officer, and general counsel. The committee members may decide, however, that executive sessions are not required at a particular meeting.

        Audit Committee Financial Expert.    The Board has determined that Mr. Turner is an "audit committee financial expert" as defined by the Securities and Exchange Commission, or SEC, regulations and that Mr. Turner has accounting or related financial management expertise, as the Board interpreted such qualification in its business judgment. The Board has also determined that each Audit Committee member, including Mr. Turner, is financially literate, as that term is interpreted by the Board in its business judgment.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee's job is one of oversight as set forth in its charter. It is not the duty of the Audit Committee to prepare the Company's consolidated financial statements, to plan or conduct audits or investigations, or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company's management is responsible for preparing the Company's consolidated financial statements and for establishing and maintaining effective internal control over financial reporting. The Company's management is also responsible for its assessment of the effectiveness of internal control over financial reporting. The independent registered public accountants are responsible for the audit of the Company's consolidated financial statements and the audit of the effectiveness of the Company's internal control over financial reporting. In addition, the independent registered public accountants are responsible for the audit of management's assessment of the effectiveness of internal control over financial reporting.

        In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accountants the Company's audited financial statements. The Audit Committee also has discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee has received from the independent registered public accountants the written disclosures and letter required by Independence Standards Board Standard No. 1 relating to independence discussions with audit committees, has discussed with the independent registered public accountants their independence from the Company and its management, and has considered whether the independent registered public accountants' provision of non-audit services to the Company is compatible with maintaining the accountants' independence.

        The Audit Committee discussed with the Company's internal auditor and independent registered public accountants the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. In addition, the Audit Committee meets with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the Company's control environment and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company's audited financial statements be included in the Company's 2007 Annual Report to Shareholders and, for filing with the Securities and Exchange Commission, the Company's Annual Report on Form 10-K for the year ended December 31, 2007.

MEMBERS OF THE AUDIT COMMITTEE:

William H. Turner, Chairman
Warren D. Knowlton
Jeffrey Noddle
Richard F. Powers III
H. Jay Sarles
Robert F. Sharpe, Jr.

COMPENSATION OF DIRECTORS

        Our compensation philosophy for outside directors.    We compete with other companies for executive talent, as we explain in the Compensation Discussion and Analysis later in this proxy statement. We must also compete with them for persons with the ability, integrity, experience, and judgment required to serve on the board of a public company. We need to attract and retain directors who meet the high qualification standards set by our Board of Directors. In order to do so, we must offer a compensation package that is both competitive and fair in view of the significant time commitment and responsibilities that come with a director's job. Only outside directors receive compensation for serving on our Board. Mr. Cracchiolo does not receive any additional compensation for his service as a director.

        We believe that our outside directors should have a substantial personal financial stake in the Company.     Accordingly, a significant portion of our directors' compensation package is equity-based. Also, a director is expected to have an equity holding in the Company with a market value of at least $375,000 upon attainment. A director must reach this goal within five years of joining our Board. Shares of our common stock and deferred share units both count toward this goal. Using a December 31, 2007, closing price of $55.11 for a share of our common stock, the value of the common stock and deferred share units beneficially held by our outside directors on that date is as follows, rounded to the nearest dollar: Ms. Marshall ($326,582) and Messrs. Hall ($326,582); Knowlton ($298,586); Lewis ($403,460); Noddle ($497,258); Powers ($326,582); Sarles ($409,743); Sharpe ($725,964); and Turner ($523,876).

        How and why our outside directors' compensation was determined.    The Board's Nominating and Governance Committee is responsible under its charter for overseeing the compensation and benefits paid to our outside directors. The committee will annually review the appropriateness of the outside directors' compensation package with the help of an independent compensation consultant. The committee has retained McLagan as its compensation consultant. McLagan also serves as the compensation consultant for the Board's Compensation and Benefits Committee with respect to the compensation of our executive officers.

        The committee will discuss with its consultant the consultant's proposed changes to the compensation of outside directors. The committee will then recommend to the Board that it approve such changes as the committee believes are reasonable and appropriate, based on the consultant's report and findings. If the Board approves the committee's recommendations, the new compensation package will become effective as of a date set by the Board.

        Changes to the outside directors' compensation program approved by the Board in 2007.    At a meeting held on July 27, 2007, the Board approved changes to the outside directors' compensation program recommended by the Nominating and Governance Committee. The committee based its recommendations on a report prepared by McLagan and previously discussed at two committee meetings.

        The directors not serving on the Nominating and Governance Committee also received a copy of the McLagan final report, analysis, and recommendations before the Board's July 27, 2007, meeting.

        The consultant's report included these key findings:

  •
  The compensation program for our outside directors had not been changed since September 2005, the time of our spin-off from the American Express Company

  •
  Since the time of our spin-off, the compensation paid to the directors of public companies has risen due to the increased time demands of the role and the perceived risk of serving as a public company director

  •
  The total compensation of our directors had fallen below the median compensation of the directors of the peer group companies used by the Compensation and Benefits Committee for executive compensation purposes. You will find the members of that peer group disclosed in the Compensation Discussion and Analysis on page 33 of this proxy statement

        How the old and new compensation programs compare.    The new compensation program for our outside directors became effective on August 1, 2007. The new or increased elements of the program were phased in over the remainder of 2007 on a pro-rata basis.

        The chart below compares the old compensation program with the new one approved by the Board of Directors. As you will note, we still do not pay meeting fees or grant stock options or restricted stock to our outside directors.

        Going forward, the committee will evaluate the outside directors' compensation program annually. The committee will recommend such future program changes to the Board as it deems appropriate. Such recommendations will be based on the advice and guidance of the committee's independent compensation consultant.

	Old Compensation Program	New Compensation Program
Annual Cash Retainer	$75,000	$80,000
Annual Equity Retainer	$75,000 in the form of Deferred Share Units	$100,000 in the form of Deferred Share Units
Board Meeting Fees	Ameriprise did not provide Board meeting fees.	No change
Committee Meeting Fees	Ameriprise did not provide committee meeting fees.	No change
Committee Member Annual Retainer	Ameriprise did not provide an annual committee member retainer.	Committee members will receive an annual retainer as follows: Audit Committee—$15,000; Compensation and Benefits Committee—$10,000; and Nominating and Governance Committee—$10,000.
Committee Chairman's Annual Retainer	The Audit Committee Chairman received $12,500; the Compensation and Benefits Committee Chairman received $7,500; and the Nominating and Governance Committee Chairman received $5,000.
Committee Chairmen will receive an increased annual retainer in addition to the committee member retainer, as follows: Audit Committee Chairman—$20,000 ($35,000 total retainers); Compensation and Benefits Committee Chairman—$10,000 ($20,000 total retainers); and the Nominating and Governance Committee Chairman—$10,000 ($20,000 total retainers)
Charitable Matching Gift Program	Up to $5,000 annually	No change

        Perquisites and personal benefits.    Our outside directors receive occasional perquisites or personal benefits of reasonable value, such as: commemorative items in connection with their Board service; welcoming gifts at the hotel where they stay during Board meetings or events; holiday gifts; and recreational or other services and amenities when attending the annual off-site Board strategic planning meeting. If any gifts or other items are taxable to our directors, we will provide them with a tax gross-up amount.

        We pay for or reimburse our outside directors for their reasonable travel, lodging, food, and other expenses related to their attendance at Board, committee, or annual shareholder meetings. Our outside directors may use our corporate aircraft for Board-related travel, subject to the aircraft's availability and other restrictions. In extraordinary or unusual circumstances, such as a family emergency, we may make our corporate aircraft available to our outside directors on an exception basis.

        Our outside directors are eligible to participate in our charitable gift matching program on the same basis as our employees. We will match a director's personal contributions to one or more qualifying charitable organizations, subject to an annual aggregate limit of $5,000. Directors' requests for matching gifts are processed by the same outside vendor that we use for employee matching gift requests.

        Other assistance and payments.    As is true at many other public companies, our in-house counsel and other employees, as well as outside counsel, assist our outside directors in satisfying their legal reporting obligations under Section 16(a) of the Securities Exchange Act of 1934, as amended. We pay for the fees and expenses related to the preparation and filing of Securities and Exchange Commission Forms 3, 4, and 5 for our outside directors, but only for transactions in our equity securities.

        A director's Section 16(a) reporting obligations for transactions in our equity securities are imposed solely due to his or her service on our Board. Therefore, we do not consider such assistance and related payments to be perquisites or personal benefits. Nevertheless, we have provided this information to you in the interests of full and transparent disclosure.

        Compensation earned by our outside directors during 2007.    The table below shows the total compensation earned by our outside directors during 2007. The chart also discloses other payments, such as deemed dividends on deferred share units and the amount of charitable matching gifts we made for a director. Because the new compensation program we discussed earlier did not become effective until August 1, 2007, the chart does not reflect the compensation that will be earned by a director under the new program for a full year of service.

2007 COMPENSATION OF DIRECTORS

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Ira D. Hall	$85,417	$93,869	$7,973	$187,259
Warren D. Knowlton	87,500	93,869	1,298	182,667
W. Walker Lewis	93,959	93,869	2,973	190,801
Siri S. Marshall	92,500	93,869	13,021	199,390
Jeffrey Noddle	87,500	93,869	9,392	190,761
Richard F. Powers III	87,500	93,869	2,933	184,302
H. Jay Sarles	87,500	93,869	7,975	189,344
Robert F. Sharpe, Jr.	87,500	93,869	9,402	190,771
William H. Turner	98,958	93,869	7,991	196,318

(1)
Jeffrey Noddle and Robert F. Sharpe, Jr. elected to defer 100% of their cash retainers for 2007 under the Ameriprise Deferred Compensation Plan for Outside Directors. In lieu of cash they each received an aggregate total of 1,436.534 deferred share units in their deferred compensation accounts. That number does not include deemed dividends on those units that were reinvested in additional deferred share units.

(2)
The dollar amounts in this column show the compensation expense that we recognized with respect to the annual grant of deferred share units, including the special October 31, 2007, grant made as a result of the new compensation program for outside directors that became effective on August 1, 2007. The number of deferred share units credited to a director's account is calculated as follows. The dollar value to be received by the director is divided by the average value of a share of our common stock for the five trading days before the date of the grant. For accounting purposes, we then calculate the compensation expense of those deferred share units back to a dollar amount by multiplying the number of units by the closing price of a share of our common stock on the grant date. We then record the compensation expense of the deferred share units as of the grant date. With respect to Messrs. Noddle and Sharpe, both of whom defer 100% of their cash retainers into deferred share units, we recorded $86,864 of compensation expense for each of them as a result of their deferrals. The compensation expense that we record does not factor in the deemed dividends that will be credited is the deferred share units held in the director's account.

(3)
The dollar amount shown in this column is the total of: deemed dividends credited during 2007 to a director's plan account and reinvested in additional deferred share units; charitable matching gifts we made during 2007 to one or more charitable organizations on behalf of the director; and tax gross-up amount on a gift we gave to the director that was includable in the director's income for tax purposes. The aggregate incremental cost of perquisites and personal benefits is less than $10,000 for each director. As a result, the Securities and Exchange Commission does not require us to disclose those costs. All deemed dividends were credited at the same rate as the dividends paid to holders of shares of our common stock.

  For your convenience, we've broken out the three components of "All Other Compensation" in the chart below. Dollar amounts in each component have been rounded to the nearest dollar.

Name	Deemed Dividends	Charitable Matching Gifts		Tax Gross-Ups*
Ira D. Hall	$2,764	$5,000		$209
Warren D. Knowlton	1,089	0		209
W. Walker Lewis	2,764	0		209
Siri M. Marshall	2,764	10,000	**	257
Jeffrey Noddle	4,172	5,000		220
Richard F. Powers, III	2,764	0		169
H. Jay Sarles	2,764	5,000		211
Robert F. Sharpe, Jr.	4,172	5,000		230
William H. Turner	2,764	5,000		227

  *
  Tax gross-up amounts relate to the income imputed to the director as a result of a welcoming gift we gave to the director at an off-site Board retreat. Variations in tax gross-up amounts are due primarily to differences in state income tax rates

  **
  The $10,000 in charitable matching gifts that we made in 2007 on behalf of Ms. Marshall includes gifts she made in both 2006 and 2007. The aggregate annual limit of $5,000 was applied to each year's matching gifts.

        Components of cash compensation earned during 2007.    The following table breaks out the elements of the cash compensation shown in the 2007 Compensation of Directors Table, in the column captioned "Fees Earned or Paid in Cash."

2007 CASH RETAINERS PAID

Name	Annual Retainer ($)	Committee Chairman Retainer ($)	Committee Member Retainer ($)	Total ($)
Ira D. Hall	$77,083		$8,334	$85,417
Warren D. Knowlton	77,083		10,417	87,500
W. Walker Lewis	77,083	$8,542	8,334	93,959
Siri M. Marshall	77,083	7,083	8,334	92,500
Jeffrey Noddle	77,083		10,417	87,500
Richard F. Powers, III	77,083		10,417	87,500
H. Jay Sarles	77,083		10,417	87,500
Robert F. Sharpe, Jr.	77,083		10,417	87,500
William H. Turner	77,083	15,625	6,250	98,958

        Deferred Share Plan for Outside Directors.    All of our outside directors participate in the Ameriprise Financial Deferred Share Plan For Outside Directors. Each outside director receives an annual grant of deferred share units following the annual meeting of shareholders. A deferred share unit is a phantom share of our common stock that tracks the value of our common stock. A deferred share unit receives deemed dividends in the same amount paid on a share of our common stock, but it has no voting rights. Outside directors may also choose to defer part or all of their annual cash retainer and any committee chairman's retainer under the plan. This deferral feature is voluntary and currently three of our directors, Messrs. Hall, Noddle and Sharpe, have elected to defer 100% of their cash retainers into deferred share units. Messrs. Hall and Knowlton, however, first elected to defer their cash retainers beginning in 2008, and Mr. Knowlton does not defer his retainers into deferred share units.

OUTSIDE DIRECTORS DEFERRED SHARE PLAN

FEATURE	ANNUAL GRANT		ELECTIVE RETAINER DEFERRAL
Amount	• •	Equal to the dollar value of the annual cash retainer, which is currently $80,000

		Outside directors whose first term is less than one year long will receive a pro-rata grant based on their length of service between their appointment to the Board and the next annual meeting of shareholders	•	Before the beginning of each calendar year, a director may elect to defer up to 100% of the annual cash retainer and any committee chairman or member retainer, in 25% increments
Investment Options	•	Only investment option is Ameriprise deferred share units, credited to a separate annual equity grant deferred share unit account	•
Director may choose to invest deferred amounts in one or both of these options: Ameriprise deferred share units or a cash account that receives a market rate of interest, credited on the last day of each month
Number of Deferred Share Units Credited	•
		The number of deferred share units is determined by dividing the dollar amount awarded by the average closing price of a share of our common stock for the five trading days following the date of our annual shareholders meeting, or the five trading days following the appointment date of a director who joins the Board after the date of the most recent annual meeting	•
The number of units credited is determined by dividing the quarterly deferral amount by the average closing price of a share of our common stock for the five trading days following the public release of our earnings results for that quarter
Dividend Equivalent Reinvestment	•	Account is credited with additional deferred share units on each dividend payment date for our common stock	•	Deemed dividends on deferred share units are reinvested in the same manner used for the annual equity grant account
•
Number of additional units is calculated by first multiplying the number of units held on the dividend record date by the dividend payable on a share of our common stock; that number is then divided by the average of the high and low prices of a share of our common stock on the dividend payment date

FEATURE	ANNUAL GRANT		ELECTIVE RETAINER DEFERRAL
Distribution	•	Single payment in shares of our common stock following the director's end of service	•	A director makes a distribution election at the same time he or she makes a deferral election, and that election applies to that year's deferrals. A director makes a new distribution election each year. A director has three distribution choices:
				•	Lump sum on March 31 of a specified year
				•	Lump sum following the director's end of service
				•	Up to five annual installments following the director's end of service
Change in Control	•	Upon a change in control, the entire account will be distributed in shares of our common stock.	•	Upon a change in control, all amounts held in either account will be distributed as explained immediately above.

        Deferred share units issued to outside directors in 2007.    The table below shows the number of deferred share units issued to outside directors during 2007. In order to simplify the presentation, we have rounded the numbers shown to the nearest unit. The special October 31, 2007, grant reflects the pro-rata portion of the increased annual equity grant that is part of the new compensation program for outside directors that became effective on August 1, 2007. During 2007, directors' accounts were credited with deemed dividends on the deferred share units. These deemed dividends were reinvested in additional deferred share units at the same rate as those paid on a share of the Company's common stock. The total numbers shown for Mr. Knowlton reflect the fact that he did not join our Board until September 28, 2006.

	DSU Balances as of 12/31/2006			DSUs Credited During 2007					DSU Balances as of 12/31/2007
Name	Annual Equity Grant	Retainer Deferral	Total DSUs†	Annual Equity Grant	October 31 Grant	Reinvested Deemed Dividends	Retainer Deferral	Total DSUs	Annual Equity Grant†	Retainer Deferral†	Total DSUs††
Ira D. Hall	3,804	0	3,842	1,244	295	45	0	1,584	5,426	0	5,426
Warren D. Knowlton	860	0	861	1,244	295	18	0	1,557	2,418	0	2,418
W. Walker Lewis	3,804	0	3,842	1,244	295	45	0	1,584	5,426	0	5,426
Siri S. Marshall	3,804	0	3,842	1,244	295	45	0	1,584	5,426	0	5,426
Jeffrey Noddle	3,804	1,637	5,479	1,244	295	69	1,437	3,044	5,426	3,097	8,523
Richard F. Powers, III	3,804	0	3,842	1,244	295	45	0	1,584	5,426	0	5,426
H. Jay Sarles	3,804	0	3,842	1,244	295	45	0	1,584	5,426	0	5,426
Robert F. Sharpe, Jr.	3,804	1,637	5,479	1,244	295	69	1,437	3,044	5,426	3,097	8,523
William H. Turner	3,804	0	3,842	1,244	295	45	0	1,584	5,426	0	5,426

†
Includes 2006 deemed dividends reinvested in additional Deferred Share Units

††
Includes 2007 deemed dividends reinvested in additional Deferred Share Units

OWNERSHIP OF OUR COMMON SHARES

        The table below shows how many Ameriprise common shares certain individuals and entities beneficially owned on February 25, 2008. These individuals and entities include: (1) owners of more than 5% of our outstanding common shares; (2) our current directors; (3) the five executive officers named in the compensation tables included in subsequent sections of this proxy statement; and (4) all current directors and executive officers as a group. A person has beneficial ownership over shares if the person has or shares voting or investment power over the shares or the right to acquire such power within 60 days. Investment power means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the shares, except as we describe below.

        The column captioned "Deferred Share Units" shows DSUs owned by non-management directors through the Outside Directors Deferred Share Plan and phantom units owned by the executive officers under the Company's Supplemental Retirement Plan. The information in this column is not required by the rules of the Securities and Exchange Commission because these units carry no voting rights and will be settled in shares of common stock that the recipient does not have the right to acquire within 60 days of February 25, 2008. Nevertheless, we believe that this information provides a more complete picture of the financial stake that our directors and executive officers have in the Company.

Name	Number of Shares Owned(3)(4)		Right to Acquire(5)	Percent of Class(%)	Deferred Share Units
Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105	21,717,258	(1)	—	9.4%	—
Davis Selected Advisers, L.P. 2949 East Elvira Road, Suite 101 Tucson, AZ 85706	17,629,668	(2)	—	7.6%	—
Ira D. Hall	505		—	*	5,929
Warren D. Knowlton	5,000		—	*	2,426
W. Walker Lewis	1,895		—	*	5,442
Siri S. Marshall	500		—	*	5,442
Jeffrey Noddle	500		—	*	9,059
Richard F. Powers III	500		—	*	5,442
H. Jay Sarles	2,009	(6)	—	*	5,442
Robert F. Sharpe, Jr.	4,650	(7)	—	*	9,059
William H. Turner	4,080	(8)	—	*	5,442
James M. Cracchiolo	183,724		1,441,970	*	67,353
Walter S. Berman	32,049		197,326	*	21,013
Glen Salow	53,662		730,240	*	85
William F. Truscott	59,097		339,782	*	26,451
John C. Junek	28,221		198,087	*	9,648
All current directors and executive officers (20 individuals)	454,426		3,473,492	1.7%	210,030

*
Less than 1%.

(1)
Based on information contained in a report on Schedule 13G filed with the Securities and Exchange Commission on February 5, 2008, by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG (collectively, "Barclays"). As of December 31, 2007, Barclays reported sole dispositive power over 21,717,258 shares and sole voting power over 18,509,955 shares of our outstanding common stock. The report indicates that these shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(2)
Based on information contained in a report on Schedule 13G that Davis Selected Advisers, L.P. filed with the Securities and Exchange Commission on February 12, 2008, which contained information as of December 31, 2007.

(3)
This column includes shares held in employee benefit plan accounts on February 25, 2008, as follows:

Name	Number of Shares in Plan Accounts
James M. Cracchiolo	763
Walter S. Berman	104
Glen Salow	118
William F. Truscott	76
John C. Junek	1,266
All executive officers	4,320
(4)
Certain executive officers hold restricted shares that we include in this column. The executive may vote the restricted shares, but may not sell or transfer them during the restricted period. These restrictions lapse over a period of years. The individuals in the table hold the following number of restricted shares:

Name	Number of Restricted Shares
James M. Cracchiolo	113,732
Walter S. Berman	23,013
Glen Salow	24,449
William F. Truscott	34,321
John C. Junek	18,586
All executive officers	271,727
(5)
These are shares that the named individuals have the right to acquire or will within 60 days of February 25, 2008, have the right to acquire, upon the exercise of stock options that they hold.

(6)
Shares are held indirectly in the H. Jay Sarles Revocable Trust.

(7)
Includes 1,650 shares held indirectly in the Robert F. Sharpe, Sr. Revocable Trust.

(8)
Includes 80 shares held indirectly in the William H. Turner Individual Retirement Account.

ITEMS TO BE VOTED ON BY SHAREHOLDERS

Item 1—Election of Directors

        Our Board of Directors currently has ten members divided into three classes of nearly equal size. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. If, during the year, a director resigns or retires, the Board of Directors, upon the recommendation from the Nominating and Governance Committee, may elect another director as a replacement. The Board may add new members during the year based on a number of factors, such as the size of the Board and the Board's desire to add fresh perspectives or expertise.

        At this year's annual meeting, the terms of our Class III directors will expire. W. Walker Lewis, Siri S. Marshall, and William H. Turner, who currently serve as Class III directors, have been nominated for reelection to the Board to serve until the 2011 annual meeting or until their successors are elected and qualified. Each of the nominees has agreed to serve as a director if elected. Proxies may not be voted for more than three directors.

        The Board has appointed Walter S. Berman, John C. Junek, and Thomas R. Moore as proxies who will vote your shares on your behalf. Their names appear on the proxy card. Proxies will be voted FOR the election of each of the three nominees unless you indicate on the proxy card or voting instructions that you vote "Against", or "Abstain" from voting with respect to, any or all of the nominees. The telephone and Internet voting procedures will include instructions on how to abstain from voting with respect to any or all nominees. We expect that each nominee will be able to serve if elected as a director. However, if any nominee is not able to serve, the persons named as proxies may vote for another person nominated by the Nominating and Governance Committee. Alternatively, the Board of Directors, at its option, may reduce the number of directors constituting Class III directors.

        We currently expect that the election of directors will be uncontested and therefore the three nominees for director will be subject to a majority voting standard, as explained in more detail beginning on page 3.

        The Board of Directors recommends a vote FOR the election of the three director nominees. Proxies will be voted FOR the election of the three nominees unless otherwise specified.

        The nominees for election as director and the directors whose terms of office will continue after the meeting have provided the following information about themselves.

CLASS I DIRECTORS—TERMS ENDING IN 2009

        Ira D. Hall:    Age 63, director since September 30, 2005. From 2002 until his retirement in late 2004, Mr. Hall served as President and Chief Executive Officer of Utendahl Capital Management, L.P. From 1998 until 2001, he held leadership roles at Texaco Inc., serving as Treasurer and General Manager of Alliance Management. Prior thereto, he held leadership roles at IBM Corporation and L.F. Rothschild, Unterberg, Towbin, Inc. Mr. Hall also is a member of the boards of directors of The Pepsi Bottling Group, Inc., and Praxair, Inc.

        Jeffrey Noddle:    Age 61, director since September 30, 2005. Mr. Noddle has served as the President and Chief Executive Officer of SUPERVALU INC. since 2001, and as Chairman of its board of directors since 2002. Prior to his present position, Mr. Noddle held a number of other leadership positions at SUPERVALU, including President and Chief Operating Officer from 2000 to 2001, Corporate Executive Vice President and President and Chief Operating Officer of SUPERVALU's distribution food companies, Corporate Vice President, Merchandising and President of the company's Fargo and former Miami divisions. Mr. Noddle is the immediate past Chairman of the board of directors of The Food Marketing Institute. In addition, he serves as a member of the boards of directors of Donaldson Company, Inc., the Independent Grocers Alliance, Inc., The Food Industry Center at the University of Minnesota and the Academy of Food Marketing at Saint Joseph's University.

        Richard F. Powers III:    Age 62, director since September 30, 2005. Mr. Powers is retired, having most recently served as an Advisory Director of Morgan Stanley beginning in 2003 and a Trustee of the Van Kampen Funds since 1998. From 2001 to 2002, Mr. Powers was President of the Morgan Stanley Investment Management Client Group, and concurrently served as President and Chief Executive Officer of Van Kampen Investments Inc., a position he held beginning in 1998. Prior to that, he was Executive Vice President and Director of Marketing for the Morgan Stanley Dean Witter brokerage business. Mr. Powers is a member of the board of trustees of Boston College. His past board service includes Dean Witter, Inc., Dean Witter Financial Services Group, Dean Witter Realty Corp., and Nations Securities.

CLASS II DIRECTORS—TERMS ENDING IN 2010

        James M. Cracchiolo:    Age 49, Chairman and Chief Executive Officer of the Company since September 30, 2005. Prior to our spin-off from the American Express Company, Mr. Cracchiolo was Chairman and Chief Executive Officer of American Express Financial Corporation, which was the previous name of our company, since March 2001; President and Chief Executive Officer of American Express Financial Corporation since November 2000; and Group President, Global Financial Services of American Express since June 2000. He served as Chairman of American Express Bank Ltd. from September 2000 until April 2005 and served as President and Chief Executive Officer of Travel Related Services International from May 1998 through July 2003. Mr. Cracchiolo joined American Express in 1982. He is also currently on the board of advisors of the March of Dimes.

        Warren D. Knowlton:    Age 61, director since September 28, 2006. Mr. Knowlton currently is the Chairman and Chief Executive Officer of Graham Packaging Company, L.P., a leading international supplier of plastic food and beverage containers. Until mid-2006, Mr. Knowlton was the chief executive officer and board member of The Morgan Crucible Company plc, a U.K.-based building materials company with global operations. Prior to joining The Morgan Crucible Company plc, he held senior leadership positions with Pilkington plc and Owens Corning in both the U.S. and international markets. Mr. Knowlton has been a director on the Smith & Nephew board since 2000, serving as chairman of the global medical technology company's audit committee since 2001.

        H. Jay Sarles:    Age 63, director since September 30, 2005. Mr. Sarles is retired having most recently served as Vice Chairman of Bank of America Corporation. Prior to that, he served as Vice Chairman and Chief Administrative Officer of FleetBoston Financial with responsibility for administrative functions, technology and operations, treasury services, corporate strategy and mergers and acquisitions. During his 37 years at Fleet, Mr. Sarles oversaw virtually all of Fleet's businesses at one time or another, including, most recently, the company's wholesale banking businesses. These included commercial finance, real estate finance, capital markets, global services, industry banking, middle market and large corporate lending, small business services and investment banking businesses. Mr. Sarles also is a member of the boards of directors of AvalonBay Communities, Inc., Carlyle Capital Corporation Limited, Dental Service of Massachusetts, Inc., and is a trustee of Mount Holyoke College.

        Robert F. Sharpe, Jr.:    Age 56, director since September 30, 2005. He was appointed Executive Vice President—Legal and External Affairs of ConAgra Foods, Inc. in early 2006 and joined ConAgra in November 2005. From 2002 until joining ConAgra, Mr. Sharpe was a partner at the Brunswick Group LLC, an international financial public relations firm. Prior thereto, he served as Senior Vice President, Public Affairs, Secretary and General Counsel for PepsiCo, Inc. from 1998 to 2002. Previously, Mr. Sharpe was Senior Vice President and General Counsel for RJR Nabisco, Inc.

CLASS III DIRECTORS—NOMINEES FOR TERMS ENDING IN 2011

        W. Walker Lewis:    Age 63, director since September 30, 2005. Mr. Lewis currently serves as Chairman of Devon Value Advisers, a financial consulting and investment banking firm which he founded in 1997. Prior thereto, he served as a Managing Director of Kidder Peabody, where he was a member of the firm's management committee. From 1991 to 1993, Mr. Lewis was President of Avon Products Inc., North America and a member of the Office of the Chairman of Avon Incorporated.

        Siri S. Marshall:    Age 59, director since September 30, 2005. Ms. Marshall is the former Senior Vice President, General Counsel and Secretary and Chief Governance and Compliance Officer at General Mills, Inc., having retired from those positions as of January 1, 2008. In addition, Ms. Marshall managed General Mills' Tax function from 1994 to 1999 and its Corporate Affairs group from 1999 to 2005. Prior to joining General Mills in 1994, Ms. Marshall was Senior Vice President, General Counsel

and Secretary of Avon Products, Inc. Ms. Marshall also is a director of Equifax, Inc., and the Yale Center for the Study of Corporate Law, a Distinguished Advisor to the Strauss Institute for Dispute Resolution, and a Trustee of the Minneapolis Institute of Arts. She has served as a director of NovaCare, Inc., Jafra Cosmetics International, Snack Ventures Europe, the American Arbitration Association and the Yale Law School Fund. She has also served as a member of The New York Stock Exchange Legal Advisory Committee and the Bank of America Midwest Advisory Council.

        William H. Turner:    Age 67, director since September 30, 2005. Mr. Turner is currently Chairman of International College. Previously, he was the Founding Dean of the College of Business at Stony Brook University and a Senior Partner at Summus Limited. Prior thereto, Mr. Turner was President and Chief Executive Officer of PNC Bank, New Jersey from 1997 to 2000 and Chairman of PNC Bank, N.A., New Jersey and Northeast Region from 2000 until his retirement in 2002. Before joining PNC, Mr. Turner was President and Co-Chief Executive Officer at Franklin Electronic Publishers, Inc. and Vice Chairman of Chemical Banking Corporation, which merged with The Chase Manhattan Corporation in 1995. Mr. Turner also is a member of the boards of directors of Franklin Electronic Publishers, Inc., Standard Motor Products, Inc., Volt Information Sciences, Inc. and New Jersey Resources, Inc.

Item 2—Ratification of Audit Committee's Selection of Independent Registered Public Accountants

        On November 8, 2007, the Audit Committee of the Board of Directors selected Ernst & Young LLP as our independent registered public accounting firm for the year beginning January 1, 2008, subject to shareholder ratification at the 2008 annual meeting. The Audit Committee confirmed its decision to appoint Ernst & Young at the committee's meeting held on February 25, 2008.

        We are asking shareholders to ratify the Committee's appointment. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider other accounting firms for 2008. The Audit Committee will be under no obligation, however, to appoint new independent auditors.

        One or more representatives of Ernst & Young will be present at the meeting with the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Independent Registered Public Accountant Fees

        The following presents the aggregate fees billed for professional services by Ernst & Young in fiscal years 2007 and 2006 for these various services:

Description of Fees	Fiscal Year 2007 Amount	Fiscal Year 2006 Amount
Audit Fees	$10,342,000	$11,200,000
Audit-Related Fees	713,000	115,000
Tax Fees:	610,000	44,000
All Other Fees	—	—

Total	$11,665,000	$11,359,000

Audit Fees

        The audit fees set forth above consist of fees for professional services during each fiscal year in connection with the audit of the Company's annual financial statements, review of financial statements included in the Company's Quarterly Reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements and other attest services.

Audit-Related Fees

        The audit-related fees set forth above for fiscal year 2007 consist of fees for assurance and related services that were reasonably related to the performance of the audit or review of the Company's financial statements.

Tax Fees

        The tax fees set forth above consist of fees for tax services during each fiscal year in connection with our overseas operations.

Services to Associated Organizations

        Ernst & Young also provided other services to associated organizations of the Company that were charged directly to those organizations. These amounts included $3,082,000 for 2007 and $729,000 for 2006, primarily for performing audits and tax compliance services to mutual funds (for 2007), collective funds, and alternative investment funds.

Policy on Pre-Approval of Services Provided by Independent Registered Public Accountants

        Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement of the Company's independent registered public accountants are subject to the specific pre-approval of the Audit Committee. All audit and permitted non-audit services to be performed by the Company's independent registered public accountants require pre-approval by the Audit Committee in accordance with pre-approval procedures established by the Audit Committee. The procedures require all proposed engagements of the Company's independent registered public accountants for services of any kind to be directed to the Company's general auditor and then submitted for approval to the Audit Committee prior to the beginning of any services.

        In 2007, 100% of the services provided by Ernst & Young for the Company and its subsidiaries were pre-approved by the Audit Committee.

The Board of Directors recommends a vote FOR the following resolution. Proxies will be voted FOR the following resolution unless otherwise specified:

        RESOLVED, that the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP, independent registered public accountants, to audit the accounts of the Company and its subsidiaries for 2008 is ratified.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation and Benefits Committee Report

        The Compensation and Benefits Committee has reviewed and discussed with the Company's management the Compensation Discussion and Analysis that follows this report. Based upon that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and in this proxy statement.

MEMBERS OF THE COMMITTEE: W. Walker Lewis, Chairman Ira D. Hall Warren D. Knowlton Siri S. Marshall Richard F. Powers III Robert F. Sharpe, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

        In this section of the proxy statement, we'll describe the material elements of the executive compensation program for the executive officers identified in the Summary Compensation Table, who are called named executive officers. We will also provide an overview of our executive compensation philosophy and our new executive compensation program. In addition, we'll analyze how and why our Board's Compensation and Benefits Committee arrives at specific compensation decisions and policies.

        Key 2007 accomplishments.    Despite a year of major market volatility and uncertainty, we had a successful 2007, as these key accomplishments show:

  •
  Our 2007 net income grew by 29 percent to $814 million and our 2007 net income per diluted share was $3.39, an increase of 33 percent over 2006

  •
  Adjusted earnings (adjusted for separation costs related to our 2005 spin-off from the American Express Company) increased by 12 percent to $968 million and adjusted earnings per diluted share were $4.03, an increase of 16 percent

  •
  Our 2007 adjusted return on equity was 12.6 percent, an increase from 11.8 percent in 2006

  •
  During 2007, we returned $948 million of capital to our shareholders through our ongoing share repurchase program

  •
  Our approach to enterprise risk management allowed us to maintain a strong capital position, balance sheet, and asset quality level. We did not recognize any material asset write downs during 2007

        Our new executive compensation program.    As we stated in our 2007 proxy statement, we expected our executive compensation program to evolve and change. The Board's Compensation and Benefits Committee has approved a new executive compensation program that was in place for 2007. Our new program is described in a separate section of the Compensation Discussion and Analysis.

        We've adopted a policy for granting stock options and restricted stock.    On pages 38-41 you'll find a description of the policy that the Board's Compensation and Benefits Committee approved for granting equity awards. This policy documents many of our existing practices and procedures for granting equity awards. The policy sets a rigid schedule that controls the timing of such awards, regardless of whether the committee or our chief executive officer is aware of positive or negative material nonpublic information about us or our securities when the grants are approved. We encourage you to read this section carefully. You will also learn where to find a schedule of this year's equity awards to our executive officers and other eligible equity plan participants.

        We've tried to make this year's Compensation Discussion and Analysis easier to read.    We realize that executive compensation can be a complicated subject. When we drafted this year's Compensation Discussion and Analysis, we made a special effort to simplify it, use tables or illustrations when possible, and keep it crisp and readable. We hope that you like these changes.

        We'll discuss Company, business, and individual measures considered in assessing performance. These measures are discussed in the limited context of our executive compensation program. You should not interpret them as statements of our expectations or as any form of guidance by us. We caution and urge you not to apply the statements or disclosures we make in the Compensation Discussion and Analysis in any other context.

THE ROLE OF THE COMPENSATION AND BENEFITS COMMITTEE

        The Compensation and Benefits Committee of our Board of Directors oversees our executive compensation program. The committee operates under a written charter approved by the Board, and only independent directors are eligible to serve on the committee. You will find important information about the committee's authority, the extent to which it may delegate its authority to other persons, and its processes and procedures in the section of this proxy statement captioned "Corporate Governance—Compensation and Benefits Committee" on pages 9-11. That section also provides additional information about the role of our executive officers in recommending the amount or form of executive compensation, and the role of the independent compensation consultant used by the committee.

OUR EXECUTIVE COMPENSATION PHILOSOPHY

        A talented, motivated, and experienced workforce is essential to the success of any company. That is true for all employees, from senior executives to our entry level employees. Just as we compete with other companies for customers in the retail financial services marketplace, we also compete with other companies in the labor marketplace for employees with talent, knowledge, integrity, and the proven ability to produce results. The overall objective of our executive compensation program is to promote the long-term best interests of our shareholders by attracting and retaining effective, stable, and motivated leadership.

        In order to achieve that objective, the committee has developed an executive compensation philosophy that is based on these core principles:

  •
  Executive officers must view their compensation as being tied to the long-term best interests of our shareholders

  •
  Our executive compensation program must be competitive enough to attract and retain executive officers who can achieve Ameriprise's strategic goals and create long-term shareholder value

  •
  An executive officer's compensation must be appropriate in light of his or her experience, responsibilities, and performance

  •
  There should be a strong linkage between the total direct compensation that an executive officer earns and Company, business, and individual performance. How much an executive officer earns should depend to a significant degree upon how well the Company and the executive officer perform against established measures that are aligned with shareholder interests.

        Our executive compensation program is designed to reward our executive officers for Company, business, and individual performance that creates both current and long-term shareholder value. Later in the Compensation Discussion and Analysis, we'll discuss the Company, business, and individual performance measures that the committee takes into account in determining cash and equity incentive awards for our chief executive officer and other named executive officers.

        The committee does not consider gains realized from prior compensation, such as stock option exercises and restricted stock vesting, in setting other elements of compensation. The committee believes that reducing or limiting current stock option grants, restricted stock awards or other forms of compensation because of prior gains realized by an executive officer would unfairly penalize the officer for high past performance and reduce the motivation for continued high achievement. Additionally, any employee, regardless of his or her financial situation, should have an annual total compensation opportunity that is competitive. Similarly, our severance and change-in-control arrangements, which we discuss in detail beginning on page 42, do not affect the committee's decisions regarding other elements of compensation. Those arrangement serve very specific purposes that are unrelated to the determination of a named executive officer's total direct compensation for a specific year.

OUR NEW EXECUTIVE COMPENSATION PROGRAM

        As we reported in last year's proxy statement, the committee engaged McLagan as its independent compensation consultant in February 2007. The committee immediately directed McLagan to begin an executive compensation study. The purpose of the study was to develop a new executive compensation program for the Company for 2007.

        McLagan conducted interviews with committee members and management, reviewed information about the Company and its long range plans, gathered market data on its executive positions, and assessed the competitive practices of peer companies. On March 14, 2007, the committee approved McLagan's recommended design for the executive compensation program, which we describe below.

        This new program is completely in line with the Company's executive compensation philosophy. The core principles of this philosophy remain unchanged and helped to guide many aspects of the new program's design. The committee had these key design objectives in mind as it approved the new program:

  •
  Simplify the overall design and operation of our executive compensation program

  •
  Define the amount available for our named executive officers' total direct compensation each year relative to the financial benefit received by shareholders

  •
  Automatically increase each year the financial benefit to shareholders, relative to the total direct compensation of our named executive officers

  •
  Provide a strong link between compensation and Company, business, and individual performance

  •
  Provide a compensation opportunity that is competitive; and

  •
  Provide an appropriate mix of salary, cash incentives, and equity incentives

        Our executive compensation program continues to be performance-based.    Like our previous executive compensation program, our new program rewards our named executive officers for financial and business results that benefit our shareholders. The size of the total incentive award received by our chief executive officer and each other named executive officer is directly related to Company, business, and individual performance results for the year. Also, the overall funding of such awards is structured to deliver an increasing financial benefit to our shareholders each year.

        How our new compensation program works.    The committee determines the size of the fund available for the named executive officers' total incentive awards based on a method recommended by McLagan. The committee approved this method, which links the size of the fund to the amount of financial benefit received by shareholders each year. The size of the fund is reduced by the base salaries of the named executive officers. This takes into account the total direct compensation received by the named executive officers. Other executive officers also are paid from this fund.

        The committee established the size of the fund for 2007 at a level that, after achieving the specified shareholder benefit, would provide adequate funding of a total incentive award for each executive officer within a market-based pay range for that officer's position. The committee approved the actual total incentive award for each executive officer based on the performance assessment process that we describe later in this section. That process takes into account Company, business, and individual performance.

        The amount of financial benefit established for shareholders will increase automatically by a set percentage each year. This means that the size of the fund available for total incentive awards will grow or shrink based on the financial value we deliver to our shareholders each year.

        The total incentive award has two components: a cash incentive award and an equity incentive award. With the assistance of McLagan, the committee determines the relative percentage values of the cash and equity components each year. This allows the committee to maintain a consistent mix of cash and equity values within the total incentive awards. Each named executive officer may elect to take his equity incentive award in non-qualified stock options or time vested restricted stock, or a combination of both. The committee limits the choices available to the officer, and may change the range of elections each year. For 2007, an executive officer could not elect to take more than 25% of his or her equity incentive award in the form of restricted stock. Either 75% or 100% of the award must be taken in options.

        Total direct compensation.    We call the sum of base salary and the total incentive award total direct compensation. The amount of an executive officer's total direct compensation is a primary focus of the committee in making decisions on either the base salary or the total incentive award. During this process, the committee reviews tally sheets that detail the executive officer's compensation history. The tally sheets help the committee to track changes in an executive officer's total direct compensation from year to year and to remain aware of the compensation historically paid to each executive officer. With the assistance of McLagan, the committee has established market ranges for total direct compensation for each named executive officer. The committee considered this information as it reviewed and approved total incentive awards for 2007.

        Benefits and other compensation.    In addition to total direct compensation, our executive officers are eligible to participate in the health, welfare benefit, and retirement programs of the Company on the same basis as other employees. For information about the pension benefits available to our named executive officers, please see pages 54-55.

        Deferred compensation plan.    Executive officers and other eligible employees can elect to participate in a voluntary deferred compensation plan. This plan was redesigned for 2007 to eliminate the above market interest earnings rate and replace it with a new line up of investments, including Ameriprise phantom stock units and selected RiverSourcesm mutual funds. To encourage share ownership among employees, deferrals directed to Ameriprise share units are eligible for a Company stock match, subject to percentage limitations. The match applies to deferrals of cash incentive awards earned for 2007 performance. Once deferrals are credited to phantom stock units, they cannot be transferred to another investment in the plan. Also, the match is credited to phantom stock units and is subject to a three-year cliff vesting requirement.

        Perquisites.    The committee regularly reviews the type and amount of perquisites provided to our executive officers. We provide detailed information about this element of our executive compensation program for our named executive officers in footnote (6) to the Summary Compensation Table, on page 47. The committee believes that perquisites still add value to the overall mix of our executive compensation program, even though they are the smallest elements of the program. In the case of our chief executive officer, his use of our corporate aircraft for personal travel is required by the security program approved by the committee.

        Our focus on performance.    Performance-based compensation is by far the most significant portion of the overall mix for total compensation. This is consistent with our philosophy of having a strong link between compensation and performance. Based on compensation information disclosed for 2007, the following table shows the percentage of total compensation value represented by performance-based compensation.

Percentage of 2007 total compensation value that is performance-based *
Chief executive officer	89.4%
Other named executive officers	84.7%
(on average)

*
Performance-based compensation is defined as the total value of stock options, stock awards, and non-equity incentive plan payouts as disclosed in the Summary Compensation Table for 2007.

        The other elements of compensation that are non-performance based, such as base salary, are consistent with our philosophy of providing a competitive total compensation package that will attract and retain our executive talent. The committee regularly reviews market data on these elements to confirm that they remain competitive and a relatively minor element in the mix of compensation.

HOW AND WHY THE COMMITTEE DETERMINED OUR NAMED
EXECUTIVE OFFICERS' COMPENSATION FOR 2007

        After the committee calculated the size of the fund we described above, it determined the total incentive award for each named executive officer for 2007. This process involved the review of market compensation data with the assistance of McLagan and the completion of the performance assessment for each named executive officer. In addition, the committee reviewed and discussed its proposed compensation actions for our chief executive officer in executive session with the other independent directors before finally approving his compensation.

        Market data review.    McLagan provided compensation market data to the committee for each named executive officer's position. To help in analyzing the market data, McLagan established a total direct compensation market range for each named executive officer position. The sources of the data used by McLagan include survey data for comparable industry positions and proxy disclosures by companies included in our peer group. McLagan screened the survey data to confirm that the information is appropriate given our size, type and mix of businesses, and the industries where we compete for executive talent.

        It is important to understand that the compensation market data and ranges provide only a reference point for the committee. Depending upon Company, business, and individual performance results, a named executive officer's total direct compensation may be within, below or above the market range for that position. The market data and ranges do not determine a named executive officer's total direct compensation. Similarly, they do not determine the size of the fund established for the payment of total direct compensation for all executive officers.

        The market ranges established by McLagan helped the committee in assessing the competitive placement of our named executive officers' total direct compensation for 2007. The committee's assessment of the placement of the named executive officer's compensation relative to market range considers the scope, complexity, and responsibility of the Ameriprise executive position in relation to positions in the sources of data. The committee exercised its judgment in interpreting the market ranges provided by McLagan. A named executive officer's actual positioning relative to that market range is a result of the committee's assessment of the Company, business, and individual performance factors we describe below.

        Our peer group.    We have a unique mix of business segments: asset management; advice and wealth management; and insurance and annuities. The peer group approved by the committee includes companies in each business segment. In selecting the companies for the peer group, the committee considered the following factors, among others: industry; size; capital structure and growth; whether the company competes against us for executive talent; geographic scope; and business and financial performance. The peer group used for 2007 compensation purposes is shown below:

Asset Management	Advice and Wealth Management	Insurance & Annuities
Affiliated Managers Group AllianceBernstein Holdings L.P. BlackRock, Inc. Eaton Vance Franklin Resources Janus Capital Group Legg Mason Nuveen Investments	Bear Stearns Companies Inc. Merrill Lynch Morgan Stanley Raymond James Financial Schwab (Charles) Corp	Hartford Financial Services Group Lincoln National Corp MetLife Nationwide Financial Services Principal Financial Group Inc. Prudential Financial

        Although no single company included in the peer group is exactly comparable to Ameriprise in every respect, the committee uses the peer group solely to validate the range of competitive pay for the business segments we compete in for executive talent. With McLagan's help, the committee will regularly review the composition of the peer group and may make changes to it in the future in response to such factors as changes in the mix of the company's business segments or major changes in the capital structure or business makeup of a peer company.

        Performance assessment.    At the beginning of each year the Board approves performance measures and objectives for the Company. Our chief executive officer approves the performance measures and objectives for each named executive officer. The committee completes the final annual performance assessment for our chief executive officer and reviews with the chief executive officer his assessment of each named executive officer during January of the following year. The committee considers many different factors in assessing the performance of each named executive officer, as we describe below. The committee does not use a rigid set of rules for determining the relative importance of these factors. The committee may emphasize or weight performance factors differently for each named executive officer.

        No one factor, by itself, is material to the committee's assessment of a named executive officer's performance, or to the amount of a named executive officer's total incentive award for 2007. The committee considers a number of factors, weighs the views of our chief executive officer as to the performance of each named executive officer other than himself, and refers to competitive market data with the aid of McLagan before approving total incentive awards.

        Factors used by the committee in assessing the performance of our chief executive officer.    The committee uses a detailed assessment in evaluating the performance of our chief executive officer. This report is provided to each committee member and each other independent director before the committee determines our chief executive officer's total incentive award for 2007.

        Among other factors, this assessment covers: key financial and business accomplishments for 2007; and shareholder measures, such as total revenue, earnings per share, adjusted return on equity; pre-tax income; total shareholder return; and balance sheet strength.

        The assessment also includes our progress in: improving key business metrics; implementing strategic initiatives; investments in technology and new business initiatives; and improving the strength of our control and operating environments.

        The committee also considers the assessment's highlights of our chief executive officer's leadership achievements in areas such as: workforce engagement; talent management and retention; and our engagement in our community, including employee charitable giving, company matching gifts, and employee volunteer activities.

        We've provided below the most significant performance factors included in the chief executive officer's 2007 performance assessment.

        Shareholder measures:

    •
    Adjusted earnings per share grew 16.1% for 2007 to $4.03. The growth was well above our multi year goal of 10-13%.
    •
    Adjusted return on equity increased to 12.6% from 11.8% last year. This was within the multi year goal of 12-15%, ahead of schedule.
    •
    Revenue growth was 8% for 2007. This was at the high end of our multi-year goal of 6-8%.
    •
    Total return to shareholders of +2% for 2007 compared to -19% for S&P Financials.

        Key business measures:

    •
    We had a successful year on several key business and customer metrics, such as: growth in high value clients; financial planning and advice sales; advisor productivity; growth in assets and investment performance; and brand awareness results.
    •
    We completed all activities required to separate us fully from the American Express Company and made significant investments in technology and new initiatives to strengthen our operating foundation.
    •
    We exceeded our full- year reengineering target and applied a majority of the savings to investment for long-term growth.
    •
    We had strong flows into our variable annuities and strong wrap and variable annuity sales were key contributors to RiverSource Funds net inflows for 2007.

        Leadership results:

    •
    We again achieved very high employee and advisor satisfaction results, well above benchmarks for our industry.
    •
    We maintained a high retention rate among our workforce and experienced a record number of internal moves and promotions to open positions.
    •
    Talent management and succession plans are in place for each key executive position.
    •
    Our workforce engagement extended beyond the workplace and into the community. In 2007 we experienced record participation and contributions in our employee gift giving program, which the Company matches, and made significant contributions to the community from our corporate grants program. In addition, our employees volunteered over 11,000 hours of time to the community.

        Operating environment:

    •
    In the fourth quarter of 2007 we introduced new segment reporting which was received favorably by our analysts.
    •
    Our control environment continues to improve through ongoing management of a company-wide internal control program, including the establishment of an enterprise control rating and the establishment of an Enterprise Risk Model Oversight program.
    •
    In terms of legal and compliance initiatives, we deployed technology targeted at improving supervision, implemented a Regulatory Affairs process to proactively monitor and respond to pending or adopted legislation, and incorporated an enhanced compliance culture with an aggressive communication program.

        Factors used by the committee in assessing the performance of the other named executive officers.    Just as the committee assesses the performance of our chief executive officer, our chief executive officer assesses the performance of each other named executive officer. The chief executive officer will evaluate the performance of each named executive officer leading a business unit on many of the same factors we described for the chief executive officer. Such factors include, among others: contribution to the achievement of Company financial performance, such as pre-tax income and revenue; improvement in business metrics such as client growth and retention; advisor productivity; asset and product flows;

asset management results; improvements in operating environments; and the development of new products and solutions for our clients.

        For named executive officers leading a staff function, their achievement of specific goals in support of the business units is taken into account, in addition to Company financial performance. Such goals include, among others: balance sheet management and enterprise risk management results; legal, regulatory, and security initiatives; improvements in technology and service delivery; improvements in the safety and soundness of the unit's operating environment; and enhanced public disclosure and reporting.

        All other named executive officers are also rated on leadership performance, using the same factors we described for our chief executive officer.

        Our chief executive officer discusses his evaluation of the performance of each named executive officer with the committee in executive session. This is done on both a preliminary and final basis. The committee agenda allows ample time for the committee to question and discuss each named executive officer's performance with our chief executive officer.

        Base salary adjustments.    Base salaries represent a small proportion of the total compensation opportunity for a named executive officer. It is the element of compensation that does not vary with performance and is important to provide from a competitive standpoint. We set the base salaries for our named executive officers considering a number of factors, including: competitive market data; the position's complexity and level of responsibility; the position's importance in relation to other executive positions; and the assessment of the executive's performance.

        Only one named executive officer received a base salary adjustment during 2007. Effective January 1, 2007, Mr. Junek's annual base salary was increased from $350,000 to $375,000. The committee approved this increase in order to bring Mr. Junek's salary in line with the market and the salaries of other executive officer positions. None of the named executive officers received a base salary adjustment at the end of 2007. The committee kept base salaries flat going into 2008, given its assessment that the current salaries were competitive.

        2007 total incentive awards for named executive officers.    The committee approved the following cash incentive and equity incentive awards for our named executive officers with respect to 2007:

	Cash Incentive Award	Equity Incentive Award Value	Total Incentive Award
James M. Cracchiolo	$9,491,500	$9,191,500	$18,683,000
Walter S. Berman	2,025,000	1,725,000	3,750,000
Glen Salow	2,212,500	1,912,500	4,125,000
William F. Truscott	3,200,000	2,900,000	6,100,000
John C. Junek	1,162,500	862,500	2,025,000

        This supplemental table is not required by the Securities and Exchange Commission. Please refer to the Summary Compensation Table on page 46 for a complete disclosure of a named executive officer's total compensation, as calculated under the SEC's rules. The dollar amounts shown in the column "Equity Incentive Award Value" represent the grant date fair value of the non-qualified stock options and/or restricted stock that the named executive officer was awarded based on his election. These numbers will not match the numbers shown in the Summary Compensation Table on page 46 in the columns "Stock Awards" and "Option Awards." The numbers shown in the Summary Compensation Table represent the compensation expense that the Company recognized in 2007 for all outstanding restricted stock and option awards (including those granted in previous years) made to the named executive officer. You can find more information on the grant date fair value of these awards and how they are calculated in the Grants of Plan-Based Awards Table and its footnotes on pages 48-49. The total incentive award for each executive officer plus base salary equals the total direct compensation for each executive officer. The sum of the total direct compensation for all executive officers is limited to a total amount directly funded by the Company's financial results. Total direct compensation as we describe it is not equal to the amount shown in the total column of the Summary Compensation Table on page 46 for each named executive officer.

        Measures used in the discontinued Long-Term Performance Plan.    The Long-Term Performance Plan is no longer a part of our executive compensation program. The Long-Term Performance Plan provided executive officers with a cash incentive opportunity tied to our financial performance over a three-year period. Under this plan, the executive officer received a grant at the beginning of the performance period that is expressed as a target award value. The cash amount received at the end of the three-year performance period can vary from no payout if performance is below threshold up to 350% of the target award value for performance that is at maximum levels.

        The final award under this plan was made in January 2007 and will be paid out in February 2010. The Long-Term Performance Plan awards, at target value, represented 20% of the total value of long-term incentive awards for our executive officers, with the other 80% being equity incentive awards. In discontinuing the Long-Term Performance Plan for future awards, 100% of the long-term incentive value that an executive officer receives is now in the form of equity incentive awards. This change to an all equity incentive award started with the grants earned for 2007 performance and granted in January 2008.

        The performance measures and targets for the 2005-2007 Long-Term Performance Plan Awards are shown below:

Weighting of Performance Measures	Performance needed for threshold payout	Performance needed for maximum payout
60% on financial measures, broken down as follows:
• 40% on adjusted earnings per share growth	4% per year	19% per year
• 30% on adjusted revenue growth	2% per year	14% per year
• 30% on average adjusted return on equity	7%	19%
40% on total shareholder return relative to S&P Financials	8 percentage points below	13 percentage points above

        The payout value earned for the 2005-2007 Long-Term Performance Plan Award and paid to our named executive officers is included in the Summary Compensation Table on page 46 in the column captioned "Non-Equity Incentive Plan Compensation" and is aggregated with the annual cash incentive award for 2007 that we've discussed above. For our named executive officers, the total payout earned for the 2005-2007 Long-Term Performance Plan Award was 300.9% of target award value. The payout earned for this award and approved by the committee was based on the following results:

  •
  Compound annual growth rate from 2004 to 2007 in adjusted earnings per share of 14.6% and in adjusted gross revenues of 9.1%.
  •
  Average adjusted return on equity for 2005 to 2007 of 11.7%
  •
  Total return to shareholders from September 30, 2005, to December 31, 2007, of +57.4% compared to +5.2% for the S&P Financials for the same time period.

        Review of financial results.    The committee relies on the Board's Audit Committee to review and confirm the financial results used to calculate the fund from which total incentive awards are made and in the assessment of 2007 performance. This review includes the identification of any material, unusual, or unplanned items that should be taken into account or adjusted. For 2007, there were no special adjustments to the reported results for purposes of the fund calculation or performance assessments. The committee conducted its final review of performance and approved the total incentive awards at its meeting on January 29, 2008. The committee consulted the other independent directors in executive session before approving our chief executive officer's compensation.

SPECIAL TAX AND ACCOUNTING CONSIDERATIONS

        Section 162(m) of the Internal Revenue Code: tax deductibility of compensation over $1 million.    Section 162(m) of the Internal Revenue Code can potentially disallow a federal income tax deduction to us for compensation over $1 million paid to the chief executive officer and the three most highly compensated named executive officers other than our chief executive officer. These officers, called covered employees, must have been serving as of the last day of Ameriprise's fiscal year. The Internal Revenue Service has issued technical guidance stating that a company's chief financial officer is not necessarily a covered employee under Section 162(m). One exception to Section 162(m)'s disallowance of a federal income tax deduction for compensation over $1 million applies to "performance-based compensation" paid pursuant to shareholder-approved plans.

        For the cash incentive awards made to named executive officers, we use a separate pool. This pool operates in conjunction with the fund created to pay the total incentive awards of our executive officers, including our named executive officers. The separate pool is designed to make those cash awards deductible for federal income tax purposes. This pool does not increase the amount of compensation that a named executive officer receives.

        The committee established the pool in the first quarter of 2007, and set a maximum percentage of the pool that each named executive officer could receive. The committee exercised "negative discretion" in approving the cash incentive award for the named executive officers. The committee exercises this negative discretion through the performance assessment process that we described earlier in the Compensation Discussion and Analysis. This reduction from the maximum percentage amount allocated to a named executive officer is not a negative reflection on the performance of our chief executive officer or any other named executive officer.

        Among the compensation elements that we have discussed so far, the following can generally qualify as performance-based compensation for Section 162(m) purposes, in addition to the cash incentive award: stock options; Long-Term Performance Plan awards (for the 2005-2007, 2006-2008 and 2007-2009 awards); and performance-vested restricted stock awards for our chief executive officer. The committee uses a pool and exercises negative discretion to arrive at the final amount of the Long-Term Performance Plan Awards. This process is similar to the one we described for the cash incentive awards. Base salaries, time-vested restricted stock (stock that will vest with the passage of time and continued employment) and any other compensation that is not considered performance-based will not be deductible to the extent the total of such compensation in any year exceeds $1 million.

        Although much of the compensation opportunity in our executive compensation program is performance-based and generally deductible for federal income tax purposes, the committee retains the flexibility to award compensation to our named executive officers that is not deductible for federal income tax purposes.

        Section 274(a) of the Internal Revenue Code: disallowance of tax deductions for corporate aircraft use.     Section 274(a) of the Internal Revenue Code disallows a deduction for certain expenses relating to the use of the corporate aircraft by certain individuals, including our executive officers, except to the amount allowed by Section 274(e) of the Internal Revenue Code and IRS Notice 2005-45. The calculation of the expenses that can be deducted by us for the personal use of our aircraft is complex and depends on a number of factors. These factors include the number of passengers and the length of the trip. We estimate that the amount of extra federal income tax paid by us due to the disallowance of deductions under Section 274(e) for personal flights taken by our executive officers on our aircraft during 2007 is approximately $555,732.

        FAS 123(R): accounting rules for valuing equity awards.    Accounting rules govern how to value stock and option awards as of the date of grant, and when those awards are to be recognized as compensation expense. Under Financial Accounting Standards Board Statement of Financial

Accounting Standards No. 123 (revised 2004), "Share-Based Payment", or "FAS 123(R)", we calculate the full grant date value of awards using a variety of assumptions. This calculation is performed for accounting purposes, as an executive officer may never realize any value from the award. This may happen, for example, when the value of a share of stock on which the executive holds an option falls below the exercise price of the option and remains below the exercise price, rendering the option worthless to the executive.

        FAS 123(R) also dictates that companies recognize the compensation cost of a stock or option award proportionately over the period that an employee is required to render service in exchange for a share-based payment.

        In the Summary Compensation Table on page 46, the dollar amounts shown in the "Stock Awards" and "Option Awards" columns represent the compensation expense recognized by the Company in 2007 for awards made in and before 2007. These numbers do not necessarily represent the value received by the executive officer during 2007, or the value of new grants made during 2007. Also, these numbers do not reflect the compensation expense or value of equity awards made on January 29, 2008, for 2007 performance. If you would like to see the full grant date fair value of stock and option awards made in 2007, please see the Grants of Plan-Based Awards Table on page 48. If you would like to see the value realized during 2007 by our named executive officers from the exercise of stock options and the vesting of restricted stock, please see the Option Exercises and Vested Stock Table on page 51.

        Beginning with the 2007 awards, the committee approved a Black-Scholes valuation assumption that is consistent with the FAS 123(R) estimates for 2007 compensation costs for new stock or options awards.

HOW AND WHEN WE GRANT STOCK OPTIONS AND RESTRICTED STOCK

        Our grant practices and procedures.    The committee has adopted a Long-Term Incentive Awards Policy that details the policies and procedures we use to grant stock options and restricted stock. The policy covers, among other topics: who has the authority make grants; when grants may be made and when they become effective; required documentation; and our policy for making grants when the committee or our chief executive officer is aware of material nonpublic information about us or our securities. The last topic is discussed in more detail later in this section.

        We have posted a copy of our Long-Term Incentive Awards Policy on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com. That site also includes an expected schedule of award grant dates for 2008 and will be updated for future years' grant date schedules. If you would like a copy of the policy and the expected schedule of 2008 grant dates, please write to our corporate secretary at the address given on page one of this proxy statement under "General Information." The corporate secretary will send you a copy at no expense to you.

        The committee adopted the policy in order to document in one place the practices and procedures to be followed in making grants of stock options and restricted stock. The committee also wanted to provide the greatest possible transparency and candor to our shareholders concerning our grant practices, particularly with respect to the timing of those grants and our policy for making grants when the committee or our chief executive officer is aware of material nonpublic information about us or our securities.

        Timing of grants of stock options and restricted stock.    The committee makes annual grants at its January meeting to executive officers and eligible employees. This meeting is typically held during the last week of January, after we have publicly released our fourth quarter and full year earnings results for the prior year. The annual grants will be priced and become effective at the close of business on the meeting date. If the meeting is held, however, before we have publicly released our earnings results the grants will not be priced and become effective until the close of business two business days after earnings are publicly released.

        The committee may also make grants to newly-hired or promoted executive officers at other times throughout the year. These grants will always be made at a regular or special committee meeting, and never by means of a unanimous written consent. These grants will be priced and become effective at the close of business on the date of the committee meeting if it is held on the first trading day of a month. If the meeting is held after the first trading date of a month, the grants will be priced and become effective at the close of business on the first trading day of the following month.

        Our chief executive officer has the authority, acting pursuant to authority delegated by the Board of Directors and the committee, to grant stock options and restricted stock to eligible participants. The committee sets an annual limit on the number of options and restricted shares that can be granted by our chief executive officer. He cannot make grants to himself or any other executive officer. The chief executive officer authorizes these grants in writing on a monthly basis as needed for newly-hired or promoted employees, or as special retention awards. The effective date for grants to newly-hired or promoted employees must always be after the employee's start date or promotion date.

        If our chief executive officer authorizes a grant on the first trading day of a month, the grant will be priced and become effective at the close of business on that date. If the chief executive officer makes a grant after the first trading day of a month, the grant will be priced and become effective at the close of business on the first trading day of the following month.

        We provide the committee with periodic reports on the grants made by our chief executive officer.

        How we deal with the issue of making grants of stock options or restricted stock when the committee or our chief executive officer is aware of material nonpublic information about us or our securities.    The committee has given careful consideration to preventing the manipulation of the grant dates of stock options and restricted stock awards. Such manipulation at other public companies has resulted in legal and regulatory actions against those companies and some of their officers, as well as adverse publicity.

        Some of these actions have been based on claims of backdated options: setting the exercise price of an option as of a date that is before the actual grant date to benefit from a lower exercise price that will increase the value of the option. Other claims are based on spring-loaded options: granting options just before the public release of positive material information about the company that will likely raise its stock price and therefore increase the value of the option. Still other claims involve bullet dodging: delaying the grant of options until after the public release of negative material information about the company that will likely cause its stock price to fall and therefore result in a lower exercise price for the stock option. Although many of these claims are still in litigation and the courts have not yet ruled on the propriety of certain challenged option granting practices, we have sought to establish procedures and controls that will prevent any suggestion of impropriety in connection with our granting practices.

        We do not time the public release of either positive or negative material nonpublic information for the purpose of affecting the value of executive compensation. Similarly, we do not adjust the timing of equity awards to take advantage of either positive or negative material nonpublic information that we have recently released or are about to release. Nevertheless, we may be legally required to disclose material information about us or our securities at a time when the disclosure could affect the value of equity-based compensation that has just been or is about to be granted.

        After careful consideration, the committee concluded that the most effective way to prevent the manipulation of grant dates is to establish a fixed schedule of grant dates in advance. The committee also concluded that the schedule should be followed regardless of whether the committee or our chief executive officer is aware of either positive or negative material nonpublic information on the date that the grant is approved.

  The committee considers this policy to be appropriate based on these factors, among others:

  •
  The date of the committee's late January meeting is set at the board's annual organization meeting in April of the preceding year. For example, the date of the committee's January 29, 2008, meeting at which the 2008 annual equity grants were awarded was established on April 25, 2007, when the Board of Directors approved the 2008 Board and committee meeting schedule. As a result, there was no possibility of knowing on the date that the 2007 annual meeting was scheduled whether the committee would be aware of either positive or negative material nonpublic information on the date of the 2008 annual grants.

  •
  Delaying the grant of equity awards because the committee or our chief executive officer may be aware of material nonpublic information could signal to our employees and others that a material event or transaction is pending.

  •
  Making grants on a regular schedule of fixed dates treats similarly situated grant recipients equally by providing for the same exercise prices for stock options and share values for restricted stock awards.

  •
  Determining whether information is material is often a subjective judgment based on facts and circumstances that may change quickly. As a result, it would often be difficult for the committee or our chief executive officer to decide whether equity grants should be delayed based on their awareness of information that may or may not turn out to be material.

  •
  Having a fixed schedule of grant dates avoids significant administrative and recordkeeping problems for our equity compensation program. In addition, this policy promotes effective auditing and oversight of that program.

  •
  Because our stock options have a minimum one-year vesting period and each grant now vests in thirds over three years, there is no certainty that material nonpublic information of which the committee or our chief executive officer is aware on the date a grant is approved will affect the value of an option when it is exercised. The same is true for restricted stock awards, which vest in thirds over three years.

        The committee may revoke or amend the policy, and we will promptly post any amended policy on our Web site.

        How stock option and restricted stock grants are priced.    The methodology for setting the option exercise price is the same regardless of whether the stock option is approved by the committee or by the chief executive officer pursuant to delegated authority. For all option grants made on or after September 28, 2006, the exercise price is the closing market price of a share of our common stock on the effective date of the grant. Prior to that date, the exercise price was equal to the average of the high and low prices of a share of our common stock on the effective date of grant, a method used by many companies that grant stock options. The committee decided to change the method for determining the option exercise price in light of the SEC's new executive compensation disclosure rules.

        The determination of the number of shares for restricted stock grants on or after September 28, 2006, is also calculated based on the closing market price of a share of our common stock on the effective date of the grant. The approved dollar value of the award is divided by the closing market price on the date of grant in order to arrive at the number of restricted shares that the employee will receive. Prior to that date, the number of shares was based on the average of the high and low prices of a share of our common stock on the effective date of the grant.

        With respect to phantom stock units or deferred stock units issued to executive officers or other employees who participate in the deferred compensation plan or the supplemental retirement plan, the manner of calculating the value of the units and the date on which they will be credited to the participant's account are controlled by the terms of the governing plan document.

        Governance and oversight of our option granting procedures and controls.    During 2007, management prepared a comprehensive report on our option granting procedures and controls at the request of the Chairman of the Compensation and Benefits Committee. The committee's Chairman requested the report as part of the committee's oversight of our executive compensation practices. Neither the Chairman, the committee, nor management believes that there are or have been any improper option granting practices at our company. The report was prepared to document the reasons supporting that conclusion.

        Among other topics, the report covered: the key characteristics of option backdating cases at other companies in contrast to our practices and controls; our equity plan administrative processes and control environment; the operational standards that govern the administration of stock options; the processes and controls for calculating and recording option compensation expense; and the scope and favorable results of the 2006 review of our stock option processes conducted by our Internal Audit department, which was reviewed by our independent auditors.

        The report validated our belief, which is shared by the Compensation and Benefits Committee, that our option granting procedures and controls are effective to prevent option backdating. The committee and we also believe that these procedures and controls are effective to prevent any improper financial reporting or disclosure related to stock option grants.

        During 2007, our Internal Audit department performed another full scope review of our stock option processes. This review included: option grant approvals; pricing; vesting; exercising; and financial reporting. Internal Audit reported to the Board's Audit Committee that the controls surrounding our stock option practices are effective. The review found that options granted during 2007 were approved and priced appropriately. Testing did not reveal any significant errors or unusual activities.

        As a matter of good governance and Board oversight, management also submitted a copy of its report on our option granting procedures and controls to the Audit Committee of the Board of Directors. The Audit Committee accepted the report as evidence of the effectiveness of our option granting procedures and controls.

STOCK OWNERSHIP GUIDELINES

        The committee adopted stock ownership and retention guidelines for our senior leaders (currently 31 executives) in order to more closely align their interests with the long-term interests of our shareholders. We believe this commitment to stock ownership has played, and will continue to play, a significant role in driving our success and creating long-term value for our shareholders. Under the guidelines, executive officers are required to beneficially own shares of our common stock equal in market value to a specified multiple of their salary. Once ownership guidelines are satisfied, the number of shares associated with the guideline is locked in and considered satisfied regardless of movement in our stock price. The shares that count towards this ownership guideline include: shares owned directly; shares or phantom stock units held in qualified or nonqualified plans; and unvested restricted stock awards. Outstanding stock options are not counted as shares owned for the purposes of this ownership guideline.

        To ensure achievement of the ownership goals, executive officers who have not yet attained the required level of ownership must retain 75% of any restricted stock upon vesting or any stock acquired upon exercise of stock options (net of shares withheld for taxes or exercise costs) until the ownership guideline is attained. Once ownership guidelines are satisfied, the executive officer must retain 50% of restricted stock upon vesting or any stock acquired upon exercise of stock options for a one-year holding period.

        The stock ownership guideline for our chief executive officer is five times his salary, and he has met this goal. For each of the other named executive officers, the stock ownership guideline is three times his salary. As of December 31, 2007, all named executive officers have met their stock ownership goals.

POST-EMPLOYMENT COMPENSATION AND BENEFITS

        In this section, we describe the post-employment compensation and benefits that we provide to our named executive officers and the reasons for the structure and approach that we have taken. Detailed information on the formula and calculation of these benefits, as well as the potential payments named executive officers would receive in various scenarios, are set forth below under "Potential Payments Upon Termination or Change-in-Control for Named Executive Officers" beginning on page 55.

        The objectives of the post-termination compensation and benefits that we provide are to:

  •
  Assist in recruiting talented executives in a competitive market;

  •
  Ensure equitable benefits among the Company's executives;

  •
  Provide security for any compensation or benefits that have been already earned;

  •
  Permit executives to focus on the business of the Company;

  •
  Eliminate any potential personal bias of an executive against a transaction that is in the best interest of the Company and its shareholders;

  •
  Avoid the need for and costs associated with separately negotiating executive severance benefits; and

  •
  Provide the Company with the flexibility needed to react to a continually changing business environment.

        Plan approach.    We have not and do not enter into individual employment agreements with named executive officers. Instead, the rights of our executives with respect to specific events, including death, disability, severance or retirement, or a change in control of the Company, are covered by certain compensation and benefit plans of the Company. Under this approach, post-employment compensation and benefits are established separately from the other compensation elements of the Company's executives.

        The use of a "plan approach" instead of individual employment agreements serves several of the Company's objectives. First, the plan approach provides the Company with the flexibility to change the terms of its severance benefits from time to time. An employment agreement would require that the executive consent to any changes. Second, the plan approach is more transparent, both internally and externally. Internal transparency benefits the Company by eliminating the need to negotiate separation benefits on a case-by-case basis. It also assures an executive that his or her severance benefits are comparable to those of other executives with similar levels of responsibility and tenure with the Company. Finally, the plan approach is easier for us to administer and requires less administrative time and expense.

        Detrimental conduct.    To help protect our competitive position, the named executive officers have signed detrimental conduct agreements. Detrimental conduct includes: working for certain competitors; soliciting our customers or employees; and disclosing confidential information for a period of up to one year after termination of employment. The detrimental conduct agreements include a provision that requires the named executive officers to forfeit or repay the proceeds from some or all of their long-term incentive awards received up to two years prior to the end of their employment, if they engage in conduct that is detrimental to us. In addition, the severance and post-employment benefits described below are conditioned upon the participant signing an agreement that includes a general release and other restrictive covenants, in addition to the detrimental conduct agreement.

        Severance.    Generally, our named executives may become eligible for severance benefits due to an involuntary termination not for cause. This may include, among other reasons, a reduction in force, position elimination, and office closing. Participants may be rendered ineligible to receive severance benefits for certain reasons, which include voluntary resignation, failure to report for work, failure to return from leave and excessive absenteeism.

        The length of severance benefits depends on an executive's position in the company and is generally based upon a formula equal to a multiple, stated in number of weeks, of his or her current annual base salary plus the highest annual cash incentive award over the last three years. During the severance period, executives continue to be eligible for medical, dental, and life benefits on the same basis as those benefits are provided to other employees. Participation in all other benefits, except for vesting in the retirement programs, does not continue during the severance period. Once the severance period has ended, executives are no longer eligible for medical, dental, and life benefits provided to active participants. Like other participants at the Company who meet eligibility rules, certain executives may be afforded continued coverage under the Company's retiree medical program. We believe that the severance benefits that we offer promote several company objectives. The severance benefits assist the Company in recruiting talented executives. Executives may be recruited from other companies where they have job security, tenure and career opportunities. In accepting a position with the Company, an executive is often giving up his or her current job stability for the challenges and potential risks of a new position. Severance benefits mitigate the harm that the executive would suffer if he or she were terminated by the Company for reasons beyond his or her control. Furthermore, we believe that we need to offer some level of severance benefits to be competitive in attracting and retaining talented executives. Severance benefits also allow existing executives to focus on the Company's business without undue distraction regarding their job security. Finally, severance benefits act as an additional incentive in ensuring executive compliance with post-termination covenants.

        We have structured our severance benefits based upon an executive's position at the company to encourage long-term retention of executives. As we have already noted, the severance benefits are structured under a Company plan, instead of employment agreements, so the Company generally is able to amend such benefits at any time in response to changing market conditions.

        Death and disability.    We accelerate the vesting of outstanding stock awards, long-term cash incentive awards, nonqualified deferred compensation benefits, and retirement benefits upon death and disability because we believe that it would be unfair to our executives were they to forfeit such amounts. Death and disability are events that are completely outside of the control of our executives and a reduction of compensation connected to either event would be an unfair penalty. This approach furthers the objective of providing executives with the compensation and benefits that they have earned.

        Retirement.    We view retirement plans and arrangements for our named executive officers as serving two important Company objectives. First, they encourage long-term service with the Company. Second, they allow executives to realize the full value of compensation and benefits awarded to them as they near their retirement date.

        We believe it runs contrary to the retention and reward rationale of long-term incentive awards to compel an executive to choose between retirement and the loss of all unvested awards. In order to apply a fair and objective standard for retirement eligible executives, the percentage of unvested long-term incentive awards that an executive might retain upon retirement depends on his or her age and length of service at the time of retirement. Beginning for awards in 2007 and after, any equity awards granted in the year of retirement are forfeited and all other equity awards will continue to vest and remain outstanding for up to five years following retirement. Furthermore, we fully vest the

Company-match in the deferred compensation plan and prorate the payments for any performance based long-term cash incentive awards. This approach furthers the Company's objectives of providing executives with the compensation and benefits they have earned, as well as encouraging the long-term retention of our executives.

        Change-in-control.    We believe that the possibility of a change-in-control creates uncertainty for named executive officers regarding their continued employment by the Company because such transactions frequently result in changes in senior management. We provide change-in-control protections to the named executive officers to alleviate concerns regarding the possible occurrence of such a transaction, allowing them to focus their attention on the business of the Company. In addition, these protections also act as an incentive for executives to remain with the Company during the threat or negotiation of a change-in-control transaction, which preserves the value of the Company and the potential benefit to be received by our shareholders in the transaction.

        Given the historical acquisition activity in the financial services sector, and the Company's 2005 spin-off from the American Express Company, it was important to establish competitive change-in-control provisions that would allow the Company to successfully recruit and retain talented executives.

        The types of change-in-control provisions currently in place include: the immediate vesting of all outstanding stock options and restricted stock; the pro rata payment of outstanding cash incentive awards; the payment to the executives of their existing balances under the Company's deferred compensation plan; and the funding of a trust for the future payment of benefits under the supplemental retirement plan.

        We believe that the acceleration of vesting for outstanding stock options and restricted stock is appropriate because, depending on the structure of a change-in-control transaction, continuing such awards may hinder a potentially beneficial transaction. It may not be possible to replace such awards with comparable awards of the acquiring company's stock. We also believe that it would not be fair to executives to lose the benefit of these outstanding awards. The acceleration of such awards may allow the executive to exercise the awards and possibly participate in the change-in-control transaction for the shares received. In addition, the acceleration of vesting aligns the interests of executives in a potential change-in-control transaction with those of the Company's shareholders, by motivating them to work towards the completion of the transaction. We believe that the acceleration of stock awards upon a change-in-control and eligibility for severance benefits in the event of a termination of employment following a change in control achieve these goals.

        Making pro rata payment on outstanding cash incentive awards is justified following the occurrence of a change-in-control transaction because the performance goals of such awards may no longer be meaningful or measurable following a change-in-control. We believe that it would not be fair to executives to lose the entire benefit of these outstanding awards, which may have already in part vested. The pro rata payment of these awards rewards the executive for his or her performance prior to the change-in-control transaction.

        Benefits under the Company's deferred compensation and supplemental retirement plans are amounts previously earned by the executive. Although similar to benefits under qualified retirement programs, these benefits are subject to the claims of the Company's creditors, and a change-in-control transaction may significantly increase this risk. Because of the possible change in the security of their earned benefits upon a change-in-control, we pay executives their existing balances under the Company's deferred compensation plan and fund a trust for future benefit payments under the supplemental retirement plan. In addition, the payment or funding of such benefits eliminates the possible need to address the treatment of these benefits as part of a negotiation of a change-in-control transaction, which reduces the potential obstacles and costs of the transaction.

        In the event of a change-in-control, a named executive officer is entitled to be grossed-up for any Section 280(G) excise taxes that might incur on the change-in-control benefits received as a result of certain federal tax laws. We believe that the mitigation of the cost of the Section 280(G) excise tax for our executives is necessary to preserve the benefits to which he or she is entitled. This approach protects the value of compensation already awarded to the executive, and eliminates any potential personal bias against a change-in-control transaction.

        Nonetheless, we are aware that such tax gross-up payments could be significant. Therefore, at the discretion of the Compensation and Benefits Committee, the Company has retained the ability to limit the value of certain change-in-control benefits that an executive may receive to avoid potential excise taxes and the need for gross-up payments.. The committee is also authorized to designate any individual or group of individuals who are not entitled to receive gross-up payments, but rather have the amount of their parachute payments reduced.

        Termination following change-in-control.    In the event of the termination of an executive's employment within two years following a change-in-control, the executive is eligible for the severance benefits we have described. Consistent with the reasons and justifications described for the severance benefits that we provide above, an executive is entitled to severance benefits if he or she is terminated without cause following a change-in-control of the Company.

CONCLUSION

        As we entered our second year as an independent public company, the committee achieved its goal of approving a new, simpler executive compensation program that better suits our needs. We believe that the new program continues to provide a strong linkage among compensation opportunity, performance, and shareholder interests.

        The committee has confirmed to management that:

  •
  Our new executive compensation program will continue to evolve and change in the years ahead

  •
  Some of the compensation elements or plans described in the Compensation Discussion and Analysis may be redesigned or be eliminated

  •
  Other compensation elements or plans may be added

  •
  The committee expects its consultant to continue to offer new approaches or insights to consider in shaping our executive compensation program for the future

  •
  Our executive officers will continue to be rewarded based in significant part on the achievement of Company, business and individual performance measures.

Summary Compensation Table

        The following table contains compensation information for our chief executive officer, chief financial officer, and three other executive officers who were the most highly compensated for the year ended December 31, 2007.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
James M. Cracchiolo Chairman and Chief Executive Officer	2007 2006	$850,000 850,000	$0 0	$2,265,118 1,597,350	$6,764,010 5,159,581	$12,560,680 9,462,700	$464,144 675,277	$1,282,423 562,622	$24,186,374 18,307,530
Walter S. Berman Executive Vice President and Chief Financial Officer	2007 2006	450,000 450,000	0 0	319,961 896,291	959,998 3,162,030	2,626,800 1,984,750	245,674 240,962	299,059 264,550	4,901,492 6,998,583
Glen Salow Executive Vice President, Technology and Operations	2007 2006	475,000 475,000	0 0	458,754 417,305	2,384,203 2,340,993	3,506,370 2,591,100	103,514 79,683	101,348 114,265	7,029,188 6,018,346
William F. Truscott President, U.S. Asset Management, Annuities and Chief Investment Officer	2007 2006	450,000 450,000	0 0	382,355 278,339	1,579,872 1,415,390	3,846,935 4,554,700	172,633 184,058	418,458 239,828	6,850,253 7,122,315
John C. Junek(1) Executive Vice President and General Counsel	2007	375,000	0	475,899	1,094,516	1,518,314	139,738	177,531	3,780,998

(1)
Because Mr. Junek is being included as a named executive officer for the first time, the Securities and Exchange Commission does not require disclosure of his 2006 compensation.

(2)
These amounts represent the FAS 123(R) compensation expense recognized for 2007 on outstanding restricted stock awards for each of the named executive officers. The compensation expense is spread over the vesting period on outstanding restricted stock awards made during 2007 and in prior years. Messrs. Berman's and Junek's expenses are not spread over the vesting period and are recognized all in one year due to their eligibility for retirement. The grant date fair value of restricted stock awards granted during 2007 is reported in the Grants of Plan-Based Awards Table on page 48.

(3)
These amounts represent the FAS 123(R) compensation expense recognized for 2007 on outstanding stock option awards for each of the named executive officers. The compensation expense is spread over the vesting period on outstanding stock option awards made during 2007 and in prior years. In the case of Messrs. Berman and Junek, the compensation expense is not spread over the vesting period but is recognized all in one year due to their retirement eligibility. The grant date fair value of stock option awards granted during 2007 is reported in the Grants of Plan-Based Awards Table on page 48. The Company uses the Black-Scholes option pricing model to estimate its compensation cost for stock option awards. The assumptions used in the Black-Scholes model were: (i) an expected life of 4.5 years for each option (based on prior experience with American Express Company; this is the approximate average amount of time that passes before option holders exercise options); (ii) dividend yield of 1.0%; (iii) expected stock price volatility of 20%; and (iv) a risk-free rate of return of 4.7% (based on the yield for U.S. Treasury instruments of comparable duration as the expected life of the options).

(4)
These amounts include the annual cash incentive awards earned for 2007 based on Company, business and individual performance. These awards were paid in February 2008. Also included in these amounts are payouts earned for the awards under the Long-Term Performance Plan that have a 3-year performance period from 2005 through 2007. These awards were also paid in February 2008. An overview of the annual cash incentive awards and Long-Term Performance Plan awards is included in the Compensation Discussion and Analysis section of this proxy statement. Please see page 35 for the amount of each named executive officer's cash incentive award.

  The amount of the Long-Term Performance Plan payout for each named executive officer and included in this column is as follows: Messrs. Cracchiolo ($3,069,180); Berman ($601,800); Salow ($1,293,870); Truscott ($646,935); and Junek ($355,814).

(5)
These amounts consist of above-market earnings for interest credited on amounts previously deferred under the deferred compensation plan. The plan was changed on April 1, 2007 to discontinue the crediting of above-market earnings. As a result, the reported values reflect the interest credits for only the first quarter of 2007. The calculation of the above-market earnings for this disclosure is based on the difference between actual earnings for the first quarter of 2007 under the program and 120% of the IRS Applicable Federal Rate in effect for December of the year the deferral was credited to the named executive officer's account. The amount of above-market interest credited to each named executive officer's deferred compensation plan account during the first quarter of 2007 is as follows: Messrs. Cracchiolo ($115,692); Berman ($9,674); Salow ($0); Truscott ($19,556); and Junek ($15,341).

  Also included in the amounts are the changes in pension value for 2007 under the Company's retirement plans as described for the Pension Benefits Table of this proxy statement. The annual change in pension value for each named executive officer and included in this column is as follows: Messrs. Cracchiolo ($348,452); Berman ($236,000); Salow ($103,514); Truscott ($153,077); and Junek ($124,397).

(6)
The amounts disclosed for All Other Compensation include: (i) employer contributions under the Company's 401(k) plan; (ii) the annual executive perquisites allowance, which is $35,000 for Mr. Cracchiolo and $25,000 for each other named executive officer except Mr. Truscott. Mr. Truscott was reimbursed for financial planning fees in lieu of receiving a cash perquisites allowance; (iii) a company matching contribution on stock deferrals of the 2007 cash incentive award that are credited in the form of deferred share units; (iv) dividends paid on unvested restricted stock awards, at the same rate paid to other shareholders of our common stock; (v) incremental cost of using a Company leased apartment instead of hotel for business travel to Minneapolis; (vi) the incremental cost, and in some cases tax gross-ups, associated with certain personal use of our corporate aircraft and Company-provided vehicle and driver, as required by the Company's security program (described below); (vii) tax gross-ups associated with spousal travel expenses when required for Company events; (viii) waiver of fees otherwise charged on investments made in certain RiverSource hedge funds; (ix) club membership fees; (x) incremental cost of parking; (xi) Company reimbursement of spousal travel for certain company events; (xii) gifts provided in conjunction with Company events and in the case of Mr. Cracchiolo, commemorative gifts presented to him by the Board of Directors on the occasion of his 25th anniversary of service. As a part of the CEO security program approved by the Compensation and Benefits Committee, the Company provided Mr. Cracchiolo with the following: security system installation and monitoring for his two personal residences; use of a car and driver for business and commuting purposes; use of our corporate aircraft by Mr. Cracchiolo and his guests for all business and personal travel. For purposes of calculating the 2007 incremental cost for use of the car and driver, a per mile rate was determined using vehicle maintenance, fuel, and toll expenses and applying the calculated rate to all miles associated with commuting or personal use. The Company used the following methodology for determining the incremental cost for personal or guest usage of the corporate aircraft: (a) when used solely for personal travel, an hourly flight rate (that considers fuel, maintenance and miscellaneous flight costs) plus any direct expense associated with in-flight catering is applied; (b) when guests accompany executives during regular business travel, the incremental cost reflects those direct expenses associated with in-flight catering only. For purposes of calculating the incremental cost of the personal use of corporate aircraft during 2007, the following per flight hourly costs were used: $3,671.81 or $3,233.56, depending upon the aircraft used.

        The following table shows the breakout of the major categories of All Other Compensation.

Name	Matching Contributions on 401(k) Deferrals	Matching Contributions on Stock Deferrals	Annual Cash Perquisites Allowance or Reimbursement of Financial Planning Fees	Dividends on Restricted Stock	Personal Use of Corporate Aircraft	Gross Ups Related to Certain Perquisites
James M. Cracchiolo	$15,750	$949,150	$35,000	$94,581	$74,772	$45,244
Walter S. Berman	15,750	202,500	25,000	16,868	1,100	14,899
Glen Salow	15,750	0	25,000	18,630	350	9,684
William F. Truscott	15,750	320,000	44,250	15,713	0	7,511
John C. Junek	15,750	116,250	25,000	10,226	0	9,245

Grants Of Plan-Based Awards

        As we discussed in the Compensation Discussion and Analysis, we implemented a new executive compensation program during 2007. Under that program, the size of a named executive officer's equity incentive award is closely tied to Company, business, and individual performance for the preceding year. As a result, we have added the equity grants made on January 29, 2008, to this table. In other words, the size of these 2008 grants shown in the table is directly tied to 2007 performance.

        The table also shows the equity incentive awards and the final awards made under the Long-Term Performance Plan on January 30, 2007. These awards were not tied to 2007 performance. Under our previous executive compensation program, the grants made in early 2007 were made in consideration of 2006 performance and in anticipation of future performance and potential. These awards are reported in this table as required by the rules of the Securities and Exchange Commission.

        Although they are reported in the same table, the 2007 and 2008 grants do not relate to the same performance period. We believe that adding the grants made in 2008 to the table helps to illustrate how our new executive compensation program works.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
								All Other Stock Awards (# of Shares of Stock or Units)(3) (#)	All Other Option Awards (# of Securities Underlying Options)(4) (#)	Exercise or Base Price of Option Awards ($/share)(5) ($)		Grant Date Fair Value of Stock and Option Awards(6) ($)
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)		(#)
James M. Cracchiolo	1/30/2007 1/30/2007 1/30/2007 1/29/2008	$522,500	$2,090,000	$7,315,000		35,586			457,999 656,535	$ $	58.73 52.86	$ $ $	2,089,966 6,270,006 9,191,500
Walter S. Berman	1/30/2007 1/30/2007 1/30/2007 1/29/2008	$80,000	$320,000	$1,120,000				5,448	70,124 123,214	$ $	58.73 52.86	$ $ $	319,961 959,998 1,725,000
Glen Salow	1/30/2007 1/30/2007 1/30/2007 1/29/2008	$115,000	$460,000	$1,610,000				7,832	100,803 136,607	$ $	58.73 52.86	$ $ $	459,973 1,379,993 1,912,500
William F. Truscott	1/30/2007 1/30/2007 1/30/2007 1/29/2008 1/29/2008	$80,000	$320,000	$1,120,000				5,448 13,715	70,124 155,357	$ $	58.73 52.86	$ $ $ $	959,998 319,961 725,000 2,175,000
John C. Junek	1/30/2007 1/30/2007 1/30/2007 1/29/2008 1/29/2008	$43,750	$175,000	$612,500				2,979 4,079	38,349 46,205	$ $	58.73 52.86	$ $ $ $	174,957 524,998 215,625 646,875

(1)
The amounts in these columns illustrate the threshold, target, and maximum award value under the Long-Term Performance Plan award for the performance period of 2007-2009 granted on January 30, 2007 to Messrs. Cracchiolo, Berman, Salow, Truscott and Junek. These columns do not include the annual cash incentive awards program because this component of total compensation does not have threshold, target and maximum payouts under our new total compensation program design.

(2)
This restricted stock award is subject to time-based vesting and a requirement to achieve a performance threshold over the vesting period. The grant is scheduled to equally vest in three tranches over a three year vesting period, beginning one year following the date of grant. The performance threshold for each vesting tranche is that a minimum average return on equity of four percent must be achieved over the vesting period. If the minimum average return on equity is not achieved for any single vesting tranche, the shares that would have vested but did not due to lack of performance achievement will be carried over to the next vesting tranche and may be earned if the minimum average return on equity of four percent is achieved for that vesting period. Any shares that are not vested due to performance after the third tranche will be forfeited.

(3)
This represents the number of restricted stock awards subject to time-based vesting. These awards are scheduled to vest in three equal tranches over a three-year period.

(4)
This represents the number of stock options subject to time-based vesting. These awards are scheduled to vest in three equal tranches over a three-year period.

(5)
The exercise price is equal to the closing market price of Ameriprise stock on the effective date of grant.

(6)
These amounts represent the fair value of stock options and restricted stock awards granted during 2007 or based upon 2007 performance and granted in 2008 and represents the full FAS 123R compensation expense recognized for these awards as of the date of grant. The company uses the Black-Scholes option pricing model to estimate its compensation cost for stock option awards. The assumptions used in the Black-Scholes model for 2007 grants were: (i) an expected life of 4.5 years for each option (based on prior experience with American Express Company, this is the approximate average amount of time that passes before option holders exercise options); (ii) dividend yield of 1.0%; (iii) expected stock price volatility of 20%; and (iv) a risk-free rate of return of 4.7% (based on the yield for U.S. Treasury instruments of comparable duration as the expected life of the options). The assumptions used in the Black-Scholes model for 2008 grants were: (i) an expected life of 5.3 years for each option (based on prior experience with American Express Company, this is the approximate average amount of time that passes before option holders exercise options); (ii) dividend yield of 1.0%; (iii) expected stock price volatility of 27%; and (iv) a risk-free rate of return of 3.0% (based on the yield for U.S. Treasury instruments of comparable duration as the expected life of the options).

Outstanding Equity Awards At Fiscal Year End 2007

        The following table contains information regarding outstanding equity awards held by the named executive officer as of December 31, 2007.

	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options Shares Exercisable (#)		Number of Securities Underlying Unexercised Option Shares Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)(16)
James M. Cracchiolo	32,089	(1)				$27.2100	2/27/2010	3,401	(9)	$187,429
	144,402	(2)				$20.8187	1/26/2013				74,926	(11)	$4,129,172
	144,402	(3)	72,201	(3)		$31.3125	1/25/2014				30,929	(11)	$1,704,497
	116,324	(4)	116,324	(4)		$32.5871	1/23/2015				24,053	(12)	$1,325,561
	439,092	(6)	439,094	(6)		$35.0350	10/3/2015				35,586	(10)	$1,961,144
	141,316	(7)	423,951	(7)		$43.6550	1/26/2016
			457,999	(8)		$58.7300	1/30/2017
Walter S. Berman	138,408	(6)	138,409	(6)		$35.0350	10/3/2015	10,704	(13)	$589,897
	17,772	(7)	53,319	(7)		$43.6550	1/26/2016	5,927	(9)	$326,637
			70,124	(8)		$58.7300	1/30/2017	4,124	(14)	$227,274
								5,448	(15)	$300,239
Glen Salow	17,649	(5)				$31.6879	3/26/2010	10,704	(13)	$589,897
	129,962	(2)				$20.8187	1/26/2013	3,940	(9)	$217,133
	129,962	(3)	64,981	(3)		$31.3125	1/25/2014	6,873	(14)	$378,771
	104,290	(4)	104,291	(4)		$32.5871	1/23/2015	7,832	(15)	$431,622
	138,408	(6)	138,409	(6)		$35.0350	10/3/2015
	29,621	(7)	88,863	(7)		$43.6550	1/26/2016
			100,803	(8)		$58.7300	1/30/2017
William F. Truscott	50,540	(3)	25,271	(3)		$31.3125	1/25/2014	10,704	(13)	$589,897
	38,506	(4)	38,509	(4)		$32.5871	1/26/2015	5,155	(14)	$284,092
	138,408	(6)	138,409	(6)		$35.0350	10/3/2015	2,833	(9)	$156.127
	22,215	(7)	66,648	(7)		$43.6550	1/26/2016	5,448	(15)	$300,239
			70,124	(8)		$58.7300	1/30/2017
John C. Junek	25,150	(2)				$20.8187	1/26/2013	5,352	(13)	$294,949
	25,150	(3)	12,576	(3)		$31.3125	1/25/2014	5,564	(9)	$306,632
	21,660	(4)	21,661	(4)		$32.5871	1/23/2015	2,406	(14)	$132,595
	69,204	(6)	69,205	(6)		$35.0350	10/3/2015	2,979	(15)	$164,173
	10,367	(7)	31,103	(7)		$43.6550	1/26/2016
			38,349	(8)		$58.7300	1/30/2017

(1)
Stock options vested at the rate of 33.33% per year in years 4, 5 and 6 with vesting date of 2/28/06; this is a substitution grant for options that were cancelled at spin-off from the American Express Company.

(2)
Stock options vested at the rate of 25% per year with vesting dates of 1/27/06 and 1/27/07; this is a substitution grant for options that were cancelled at spin-off from American Express.

(3)
Stock options vested at the rate of 25% per year with vesting dates of 1/26/06, 1/26/07 and 1/26/08; this is a substitution grant for options that were cancelled at spin-off from American Express.

(4)
Stock options vest at the rate of 25% per year with vesting dates of 1/24/06, 1/24/07, 1/24/08 and 1/24/09; this is a substitution grant for options that were cancelled at spin-off from American Express.

(5)
Stock options vested at the rate of 33.33% per year in years 4, 5 and 6 with vesting date of 3/27/06; this is a substitution grant for options that were cancelled at spin-off from American Express.

(6)
Stock options vest at the rate of 25% per year with vesting dates on 10/3/06, 10/3/07, 10/3/08 and 10/3/09.

(7)
Stock options vest at the rate of 25% per year with vesting dates on 1/26/07, 1/26/08, 1/26/09 and 1/26/10.

(8)
Stock options vest at the rate of 33.33% per year with vesting dates on 1/30/08, 1/30/09 and 1/30/10.

(9)
Restricted stock award has a 5-year cliff vesting schedule, vesting on 11/14/10. This award was granted in conjunction with the company's elimination of its Key Executive Life Program in 2005. A discounted lump sum value of the retirement term value determined the number of shares awarded.

(10)
Restricted stock award granted on 1/30/07 that is subject to time-based vesting and a requirement to achieve a performance threshold over the vesting period. Scheduled vesting is at the rate of 33.33% per year subject to satisfaction of performance criteria over the vesting period, with vesting dates on 1/31/08, 1/31/09, and 1/31/10.

(11)
Restricted stock award is subject to time-based vesting and a requirement to achieve a performance threshold over the vesting period. Scheduled vesting is at the rate of 25% per year subject to satisfaction of performance criteria over the vesting period, with vesting dates on 1/31/07, 1/31/08, 1/31/09 and 1/31/10.

(12)
Restricted stock award is subject to time-based vesting and a requirement to achieve a performance threshold over the vesting period. Scheduled vesting is at the rate of 25% per year subject to satisfaction of performance criteria over the vesting period, with vesting dates on 1/26/07, 1/26/08, 1/26/09 and 1/26/10.

(13)
Restricted stock vests at the rate of 25% per year with vesting dates on 10/3/06, 10/3/07, 10/3/08 and 10/3/09.

(14)
Restricted stock vests at the rate of 25% per year with vesting dates on 1/26/07, 1/26/08, 1/26/09 and 1/26/10.

(15)
Restricted stock vests at the rate of 33.33% per year with vesting dates on 1/30/08, 1/30/09 and 1/30/10.

(16)
The market value of restricted stock awards is based on a market closing price on the NYSE of $55.11 on December 31, 2007.

Option Exercises And Vested Stock

        The following table contains all stock option exercises and vesting events of restricted stock awards for all the named executive officers during fiscal year 2007.

	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(6)
James M. Cracchiolo	0		0	8,017 10,309 24,975	(3) (5) (5)	466,148 604,314 1,464,035	(ii) (iv) (iv)
Walter S. Berman	0		0	1,374 5,352	(3) (2)	79,891 342,528	(ii) (i)
Glen Salow	0		0	1,863 2,290 1,484 5,352	(3) (3) (4) (2)	108,324 133,152 86,295 342,528	(ii) (ii) (iii) (i)
William F. Truscott	48,134	(1)	1,833,487	5,352 1,718	(2) (3)	342,528 99,893	(i) (ii)
John C. Junek	0		0	801 2,676	(3) (2)	46,574 171,264	(ii) (i)

(1)
On 02/02/2007, Mr. Truscott exercised a total of 48,134 shares, 29,808 shares of these shares were sold to cover the cost of exercise and taxes, and a net of 18,326 shares were delivered.

(2)
On 10/03/07, the following restricted stock awards vested:

    For Mr. Berman: a total of 5,352 shares vested, 2,345 shares of these shares were withheld to cover taxes, and a net of 3,007 shares were delivered.

    For Mr. Salow: a total of 5,352 shares vested, 2,480 shares of these shares were withheld to cover taxes, and a net of 2,872 shares were delivered.

    For Mr. Truscott: a total of 5,352 shares vested, 2,248 shares of these shares were withheld to cover taxes, and a net of 3,104 shares were delivered.

    For Mr. Junek: a total of 2,676 shares vested, 1,143 shares of these shares were withheld to cover taxes, and a net of 1,533 shares were delivered.

(3)
On 1/26/2007, the following restricted stock awards vested:

    For Mr. Cracchiolo: a total of 8,017 shares vested, 2,944 shares of these shares were withheld to cover taxes, and a net of 5,073 shares were delivered.

    For Mr. Berman: a total of 1,374 shares vested, 528 shares of these shares were withheld to cover taxes, and a net of 846 shares were delivered.

    For Mr Salow: a total of 4,153 shares vested, 1,571 shares of these shares were withheld to cover taxes, and a net of 2,582 shares were delivered.

    For Mr. Truscott: a total of 1,718 shares vested, 617 shares of these shares were withheld to cover taxes, and a net of 1,101 shares were delivered.

    For Mr. Junek: a total of 801 shares vested, 312 shares of these shares were withheld to cover taxes, and a net of 489 shares were delivered.

(4)
On 1/27/2007, the following restricted stock awards vested:

    For Mr. Salow: a total of 1,484 shares vested, 539 shares of these shares were withheld to cover taxes, and a net of 945 shares were delivered.

(5)
On 1/31/2007, the following restricted stock awards vested:

    For Mr. Cracchiolo: a total of 10,309 shares vested, 4,779 shares of these shares were withheld to cover taxes, and a net of 5,530 shares were delivered.

    For Mr. Cracchiolo: a total of 24,975 shares vested, 11,576 shares of these shares were withheld to cover taxes, and a net of 13,399 shares were delivered.

(6)
The value realized on vesting for restricted stock awards was based on the average of the high and low price of an Ameriprise share of common stock on the date of vesting, which was the Company's practice until April 25, 2007, when the Company began using the market closing price of an Ameriprise share of common stock to calculate realized value. Therefore, all values represented by (i) reflect a market closing valuation.

  (i)
  For 10/3/2007, the fair market value was $64.00 per share.

  (ii)
  For 1/26/2007, the fair market value was $58.145 per share.

  (iii)
  For 1/27/2007, the fair market value was $58.15 per share.

  (iv)
  For 1/31/2007, the fair market value was $58.62 per share.

Nonqualified Deferred Compensation For 2007

        This table provides information about our voluntary Deferred Compensation Plan. A named executive officer may only participate in the plan if he elects to defer the receipt of compensation that would otherwise be paid to him in cash. Mr. Salow has not elected to participate in the plan. The amounts shown in the column "Executive Contributions" come from the deferral of the named executive officer's cash incentive or Long-Term Performance Plan award. If the named executive officer had not voluntarily chosen to defer these amounts, we would have paid those amounts to him in cash. The amounts shown in this column are part of the dollar amount shown in the Summary Compensation Table on page 46, in the column "Non-Equity Incentive Plan Compensation" for 2007. The amount shown in the column "Executive Contributions" is not an additional award to the named executive officer.

	Executive Contributions(1)	Company Contributions(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals / Distributions in Last Fiscal Year(4)	Aggregate Balance as of December 31, 2007(5)
James M. Cracchiolo	$1,898,300	$949,150	$402,498	$0	$5,020,780
Walter S. Berman	708,750	202,500	15,239	17,446	894,541
Glen Salow	0	0	0	0	0
William F. Truscott	640,000	320,000	73,566	0	1,194,149
John C. Junek	232,500	116,250	55,946	0	677,045

(1)
The amounts reported here reflect deferrals of 2007 cash incentive awards into Ameriprise Financial phantom stock units and are also included in the values reported in the 2007 Summary Compensation Table under the column, "Non-Equity Incentive Plan Compensation". Deferrals of cash incentive awards for 2007 will not be credited to deferral accounts until after December 31, 2007 and therefore are not included in the column, "Aggregate Balance as of December 31, 2007."

(2)
These reported amounts are included in the 2007 Summary Compensation Table column labeled "All Other Compensation". Executives received Company matching contributions on deferrals of 2007 cash incentive and Long-Term Performance Plan awards (deferrals are limited to 20% of such awards) only if the named executive officer elected to invest these deferrals in Ameriprise phantom stock units. The matching contribution for 2007 was 50% of the executive's deferral. This matching contribution is reduced to 25% for 2008. Matching contributions on deferrals of 2007 compensation will not be credited to deferral accounts until early 2008 and therefore are not included in the column, "Aggregate Balance as of December 31, 2007".

(3)
These amounts include above-market interest for the period of January through March 2007 of; $115,692 for Mr. Cracchiolo; $9,674 for Mr. Berman; $19,556 for Mr. Truscott; and $15,341 for Mr. Junek. These amounts are included in the Summary Compensation Table in the column labeled "All Other Compensation". The Deferred Compensation Plan was redesigned to eliminate the crediting of an above-market interest rate effective in April 2007. Above-market interest was calculated using 120% of the annual long-term IRS Applicable Federal Rate in effect for December of the year the deferral was credited to the named executive officer's account. For Mr. Berman, the amount includes the above-market interest rate credited to his 401(k)-related supplemental benefits earned while employed by the American Express Company.

(4)
Amounts include 401(k)-related supplemental benefits earned by Mr. Berman while employed by the American Express Company. At the time of our 2005 spin-off from American Express, the liability for this benefit transferred to Ameriprise under our supplemental retirement plan. Mr. Berman retired from American Express in 1998 and began receiving annual payments. Although Mr. Berman was re-hired in 2001, payments continue, with the final payment to be made in 2008.

(5)
Of the amounts reported, $475,000 for Mr. Cracchiolo, $350,000 for Mr. Berman, $300,000 for Mr. Truscott, and $80,000 for Mr. Junek represent deferrals of 2006 cash incentive awards that were reported in the Summary Compensation Table included in the 2007 company proxy statement. For Mr. Berman, the aggregate balance includes his 401(k)-related supplemental benefits earned while employed by the American Express Company.

Pension Benefit Table

        The following table presents information about the participation of our named executive officers in our retirement programs. Assumptions used for purposes of valuation are included in the footnotes.

	Plan	Number of Years Credited Service	Present Value of Accumulated Benefits(1)(2)	Payments Made During Fiscal 2007(2)
James M. Cracchiolo	Retirement Plan	25.67	$224,802
	Supplemental Retirement Plan	25.67	1,430,722
	Total	25.67	1,655,524
Walter S. Berman	Retirement Plan	39.17	162,153
	Supplemental Retirement Plan	39.17	683,822	$194,786
	Special Supplemental Retirement Plan		107,934	107,576
	Total	39.17	953,909	302,362
Glen Salow	Retirement Plan	15.58	98,050
	Supplemental Retirement Plan	15.58	419,001
	Total	15.58	517,051
William F. Truscott	Retirement Plan	6.08	44,994
	Supplemental Retirement Plan	6.08	491,811
	Total	6.08	536,805
John C. Junek	Retirement Plan	26.25	450,104
	Supplemental Retirement Plan	26.25	548,784
	Total	26.25	998,888

(1)
The Ameriprise retirement plan is a defined benefit pension plan, commonly referred to as a cash balance plan, that covers all eligible employees of the Company. Each payroll period, the Company credits the account of each participating employee with an amount equal to a percentage of such employee's pension eligible pay for that period. The percentage varies with the employee's age and years of service. The table below shows the percentages we use to determine the amount of the credits under the retirement plan:

Sum of Age Plus Years of Service	Applicable Percentage
Less than 35	2.50%
35-44	3.24
45-59	4.25
60-74	5.75
75-89	8.00
90 or more	10.00

  The retirement plan credits participants with interest on their balances. The retirement plan sets the interest rate each year based on an average of the interest rates for various five-year U.S. Treasury Notes. The minimum interest rate is 5%. The maximum rate is the lower of 10% or a specific rate set by the U.S. government under the federal tax laws. For 2007, the interest rate was 5%.

  When an employee retires or terminates employment after completing five years of service, the retirement plan will pay out the cash balance amounts. The retirement plan will make these payments in the form and at the time the employee elects, including payment in a single lump sum or as an annuity. An annuity obligates the retirement plan to make payments in monthly installments over time, in amounts based on plan assumptions as to life expectancy and the value of making payments in the future. Employees may choose similar methods of payment for benefits they earned before July 1, 1995.

  The Ameriprise supplemental retirement plan is a non-qualified pension plan that allows participants to receive company contributions on income that exceeds applicable limits under the Internal Revenue Code of 1986, as amended. Company contributions related to the supplemental retirement plan vest after completing five years of service, reaching age 65, or upon disability or death.

  The plan account balances for Messrs. Cracchiolo, Berman, Salow, Truscott and Junek as of September 30, 2007 are $270,606, $162,634, $115,377, $55,676, and $487,073 respectively. The plan account balances for Messrs. Cracchiolo, Berman, Salow, Truscott, and Junek under the supplemental retirement plan as of September 30, 2007 are $1,722,238, $489,835, $493,043, $608,572, and $593,858 respectively. The September 30, 2007 values shown in the table above for both the retirement plan and the supplemental retirement plan assume a discount rate of 6.25%, an interest crediting rate of 5.00% and a retirement age of 65. The September 30, 2006, values assume a discount rate of 5.85%, an interest crediting rate of 5.00% and a retirement age of 65.

(2)
Amounts include special retirement benefits earned by Mr. Berman while employed by the American Express Company. At the time of our 2005 spin-off from American Express, the liability for this benefit transferred to Ameriprise Company, Inc. Mr. Berman retired from American Express in 1998 and began receiving annual payments under the terms of this agreement. Although Mr. Berman was re-hired in 2001, payments continue with final payments to be made in 2008.

Potential Payments upon Termination or Change of Control for Named Executive Officers

        The tables below describe the potential termination payments for the named executive officers under various separation of employment scenarios as if they occurred on December 31, 2007. Descriptions of these plans and policies is contained in the Compensation Discussion and Analysis and other sections of this proxy statement. As noted earlier, the Company does not have employment agreements with any of the named executive officers. Rather, the rights of our named executive officers with respect to specific events, including death, disability, severance or retirement, or a change-in-control of the Company, are covered by certain compensation and benefit plans of the Company.

        We are providing two sets of tables for each named executive officer to show you what he would receive if he no longer worked for the Company. The first table show the vested plan amounts that the named executive officer would receive if he left the company for any reason. Any other employee participating in these plans would also receive any vested amounts in these plans if he or she no longer worked for the company. The second table shows what the named executive officer would receive under various hypothetical situations resulting in a termination of his employment. The second table does not include amounts disclosed in the first table.

        Both tables assume that the named executive officer's employment terminated on December 31, 2007. Because the numbers disclosed are calculated as of that date and are subject to other estimates and assumptions, the actual amounts the named executive officer may receive may differ materially from those shown in the tables. The calculations for the payouts are based on plan provisions outlined in the common set of footnotes to the tables on page 61.

        In addition to the amounts disclosed in these tables, the named executive officer would also receive any restricted stock that vested on or before his termination date. He would also be able to exercise any vested stock options. For more information, please see the Outstanding Equity Awards At Fiscal Year-End table on page 49.

        James M. Cracchiolo.    The following tables describe the potential termination payments for Mr. Cracchiolo for the various termination of employment scenarios, assuming separation of employment on December 31, 2007. These amounts are in addition to the payout of vested stock options and restricted stock awards listed in the Outstanding Equity Awards At Fiscal Year End 2007 Table on page 49.

Vested Plan Balances Payable Upon Termination of Employment for Any Reason(1)

Retirement Plan	$273,966
401(k) Plan	$1,595,703
Supplemental Retirement Plan	$2,125,321
Deferred Compensation Plan	$4,793,753

Total	$8,788,743

Other Amounts Payable Upon Termination of Employment

	Voluntary Termination	For Cause Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination following a Change in Control	Termination Due to Disability	Termination Due to Death
Severance benefit(2)	$0	$0	$21,450,000	$21,450,000	$0	$0
Payment of annual cash incentive award(3)	$0	$0	$0	$5,650,000	$9,491,500	$9,491,500
Accelerated vesting of long-term performance plan Awards(4)	$0	$0	$0	$14,011,400	$7,845,916	$7,845,916
Accelerated vesting of stock options(5)	$0	$0	$0	$18,009,328	$18,009,328	$18,009,328
Accelerated vesting of restricted stock awards(5)	$0	$0	$0	$9,307,803	$9,307,803	$9,307,803
Continued contributions to supplemental retirement plan(6)	$0	$0	$0	$1,764,300	$0	$0
Accelerated vesting of deferred compensation plan match(7)	$0	$0	$0	$227,027	$227,027	$227,027
Continued participation in health and welfare benefits(8)	$0	$0	$23,316	$23,316	$0	$0
Payout of life insurance benefits(9)	$0	$0	$0	$0	$0	$3,475,000
Present value of disability benefits(10)	$0	$0	$0	$0	$1,904,983	$0
Payment of 280G excise tax and gross-up(11)	$0	$0	$0	$17,107,756	$0	$0

Total	$0	$0	$21,473,316	$87,550,930	$46,786,557	$48,356,574

Please see footnotes on page 61.

        Walter S. Berman.    The following tables describe the potential termination payments for Mr. Berman for the various termination of employment scenarios, assuming separation of employment on December 31, 2007. These amounts are in addition to the payout of vested stock options and restricted stock awards listed in the Outstanding Equity Awards At Fiscal Year End 2007 Table on page 49.

Vested Plan Balances Payable Upon Termination of Employment for Any Reason(1)

Retirement Plan	$164,653
401(k) Plan	$174,436
Supplemental Retirement Plan	$571,034
Deferred Compensation Plan	$894,541

Total	$1,804,664

Other Amounts Payable Upon Termination of Employment

	Voluntary Termination/ Retirement	For Cause Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination following a Change in Control	Termination Due to Disability	Termination Due to Death
Severance benefit(2)	$0	$0	$3,900,000	$5,850,000	$0	$0
Payment of annual cash incentive award(3)	$2,025,000	$0	$0	$1,137,500	$2,025,000	$2,025,000
Accelerated vesting of long-term performance plan Awards(4)	$1,415,600	$0	$0	$2,362,800	$1,379,495	$1,379,495
Accelerated vesting of stock options(5)	$0	$0	$0	$3,389,330	$3,389,330	$3,389,330
Accelerated vesting of restricted stock awards(5)	$1,143,808	$0	$0	$1,444,047	$1,444,047	$1,444,047
Continued contributions to supplemental retirement plan(6)	$0	$0	$0	$633,300	$0	$0
Accelerated vesting of deferred compensation plan match(7)	$0	$0	$0	$0	$0	$0
Continued participation in health and welfare benefits(8)	$0	$0	$14,680	$22,020	$0	$0
Payout of life insurance benefits(9)	$0	$0	$0	$0	$0	$450,000
Present value of disability benefits(10)	$0	$0	$0	$0	$0	$0
Payment of 280G excise tax and gross-up(11)	$0	$0	$0	$4,189,565	$0	$0

Total	$4,584,408	$0	$3,914,680	$19,028,560	$8,237,872	$8,687,872

Please see footnotes on page 61.

        Glen Salow.    The following tables describe the potential termination payments for Mr. Salow for the various termination of employment scenarios, assuming separation of employment on December 31, 2007. These amounts are in addition to the payout of vested stock options and restricted stock awards listed in the Outstanding Equity Awards At Fiscal Year End 2007 Table on page 49.

Vested Plan Balances Payable Upon Termination of Employment for Any Reason(1)

Retirement Plan	$116,809
401(k) Plan	$282,952
Supplemental Retirement Plan	$683,368
Deferred Compensation Plan	$0

Total	$1,083,129

Other Amounts Payable Upon Termination of Employment

	Voluntary Termination	For Cause Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination following a Change in Control	Termination Due to Disability	Termination Due to Death
Severance benefit(2)	$0	$0	$3,750,000	$5,625,000	$0	$0
Payment of annual cash incentive award(3)	$0	$0	$0	$1,012,500	$2,212,500	$2,212,500
Accelerated vesting of long-term performance plan Awards(4)	$0	$0	$0	$4,006,100	$2,500,768	$2,500,768
Accelerated vesting of stock options(5)	$0	$0	$0	$7,691,807	$7,691,807	$7,691,807
Accelerated vesting of restricted stock awards(5)	$0	$0	$0	$1,617,423	$1,617,423	$1,617,423
Continued contributions to supplemental retirement plan(6)	$0	$0	$0	$371,739	$0	$0
Accelerated vesting of deferred compensation plan match(7)	$0	$0	$0	$0	$0	$0
Continued participation in health and welfare benefits(8)	$0	$0	$14,734	$22,101	$0	$0
Payout of life insurance benefits(9)	$0	$0	$0	$0	$0	$1,000,000
Present value of disability benefits(10)	$0	$0	$0	$0	$1,793,498	$0
Payment of 280G excise tax and gross-up(11)	$0	$0	$0	$0	$0	$0

Total	$0	$0	$3,764,734	$20,346,670	$15,815,996	$15,022,498

Please see footnotes on page 61.

        William F. Truscott.    The following tables describe the potential termination payments for Mr. Truscott for the various termination of employment scenarios, assuming separation of employment on December 31, 2007. These amounts are in addition to the payout of vested stock options and restricted stock awards listed in the Outstanding Equity Awards At Fiscal Year End 2007 Table on page 49.

Vested Plan Balances Payable Upon Termination of Employment for Any Reason(1)

Retirement Plan	$56,368
401(k) Plan	$216,662
Supplemental Retirement Plan	$729,271
Deferred Compensation Plan	$1,050,763

Total	$2,053,064

Other Amounts Payable Upon Termination of Employment

	Voluntary Termination	For Cause Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination following a Change in Control	Termination Due to Disability	Termination Due to Death
Severance benefit(2)	$0	$0	$8,900,000	$13,350,000	$0	$0
Payment of annual cash incentive award(3)	$0	$0	$0	$3,162,500	$3,200,000	$3,200,000
Accelerated vesting of long-term performance plan Awards(4)	$0	$0	$0	$2,613,450	$1,551,774	$1,551,774
Accelerated vesting of stock options(5)	$0	$0	$0	$5,010,734	$5,010,734	$5,010,734
Accelerated vesting of restricted stock awards(5)	$0	$0	$0	$1,330,355	$1,330,355	$1,330,355
Continued contributions to supplemental retirement plan(6)	$0	$0	$0	$615,675	$0	$0
Accelerated vesting of deferred compensation plan match(7)	$0	$0	$0	$143,386	$143,386	$143,386
Continued participation in health and welfare benefits(8)	$0	$0	$26,497	$39,745	$0	$0
Payout of life insurance benefits(9)	$0	$0	$0	$0	$0	$1,800,000
Present value of disability benefits(10)	$0	$0	$0	$0	$2,021,450	$0
Payment of 280G excise tax and gross-up(11)	$0	$0	$0	$7,410,847	$0	$0

Total	$0	$0	$8,926,497	$33,676,692	$13,257,699	$13,036,249

Please see footnotes on page 61.

        John C. Junek.    The following tables describe the potential termination payments for Mr. Junek for the various termination of employment scenarios, assuming separation of employment on December 31, 2007. These amounts are in addition to the payout of vested sock options and restricted stock awards listed in the Outstanding Equity Awards At Fiscal Year End 2007 Table on page 49.

Vested Plan Balances Payable Upon Termination of Employment for Any Reason(1)

Retirement Plan	$493,120
401(k) Plan	$1,363,800
Supplemental Retirement Plan	$765,635
Deferred Compensation Plan	$677,045

Total	$3,299,600

Other Amounts Payable Upon Termination of Employment

	Voluntary Termination/ Retirement	For Cause Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination following a Change in Control	Termination Due to Disability	Termination Due to Death
Severance benefit(2)	$0	$0	$2,550,000	$3,825,000	$0	$0
Payment of annual cash incentive award(3)	$1,162,500	$0	$0	$825,000	$1,162,500	$1,162,500
Accelerated vesting of long-term performance plan Awards(4)	$505,190	$0	$0	$1,348,438	$798,225	$798,225
Accelerated vesting of stock options(5)	$0	$0	$0	$2,532,721	$2,532,721	$2,532,721
Accelerated vesting of restricted stock awards(5)	$734,175	$0	$0	$898,348	$898,348	$898,348
Continued contributions to supplemental retirement plan(6)	$0	$0	$0	$379,800	$0	$0
Accelerated vesting of deferred compensation plan match(7)	$0	$0	$0	$0	$0	$0
Continued participation in health and welfare benefits(8)	$0	$0	$17,946	$26,919	$0	$0
Payout of life insurance benefits(9)	$0	$0	$0	$0	$0	$3,787,600
Present value of disability benefits(10)	$0	$0	$0	$0	$1,097,456	$0
Payment of 280G excise tax and gross-up(11)	$0	$0	$0	$2,607,798	$0	$0

Total	$2,401,865	$0	$2,567,946	$12,444,024	$6,489,250	$9,179,394

Please see footnotes on page 61.

Footnotes For Tables Shown On Pages 56 through 60.

(1)
In all events of termination, the executive may begin receiving accrued and vested amounts under the company's retirement, 401(k), supplemental retirement and deferred compensation plans.

(2)
Severance for involuntary termination not for cause is equal to the sum of base salary plus the greater of the highest annual bonus received over the previous three years or target bonus multiplied by two, except for Mr. Cracchiolo who would receive three times the sum. Severance for involuntary termination not for cause or for good reason within two years of a change in control is equal to three times the sum of base salary plus the greater of the highest annual bonus received over the previous three years or target bonus.

(3)
If an executive leaves due to retirement, death or disability, the amount paid to the executive for their annual cash incentive award is discretionary. The hypothetical amount shown in the table is based on the actual cash incentive award earned for 2007 performance. In the event of involuntary termination not for cause or for good reason within two years of a change of control, the executive will receive the average of the prior two years' annual incentive awards. The hypothetical amount shown the table is based on the average of the actual cash incentive awards earned for 2005 and 2006.

(4)
In the event of involuntary termination not for cause or for good reason within two years of a change in control, the vesting on the long-term performance plan will fully accelerate and the payment made based on performance results as of the date of termination. In the event of retirement, death or disability, the target awards will be prorated and payment will be based on performance results as of the date of termination.

(5)
In the event of a change in control, death or disability, vesting accelerates for all outstanding stock options and restricted stock awards. In the event of retirement, vesting accelerates on all or a portion of outstanding restricted stock awards (applicable for Messrs. Berman and Junek as of December 31 2007). The amounts shown represent the value of this accelerated vesting for outstanding stock options and restricted stock awards using the closing share price on December 31, 2007 of $55.11.

(6)
In the event of involuntary termination not for cause or for good reason within two years of a change of control, the executive will receive the value of company contributions that would have been made on his behalf to the company's retirement, 401(k), and supplemental retirement plans during the severance period.

(7)
In the event of involuntary termination not for cause or for good reason within two years of a change of control, vesting fully accelerates on the company match portion of the deferred compensation plan.

(8)
In the event of involuntary termination not for cause or for good reason within two years of a change in control, the executive is provided continued participation in the medical, dental and life insurance benefits during the severance period.

(9)
Reflects the life insurance benefit payable for both company-provided and employee-purchased coverage. All employees including the named executive officers are provided a company-funded coverage of one times base salary.

(10)
In the event of disability, the executive would be eligible to receive disability income as long as they remained disabled until reaching age 65. The amount shown indicates the present value of potential future disability payments that would be received between December 31, 2007 and the executive reaching age 65, using a 6.25% discount rate.

(11)
Estimated gross-up payment to put the executive in the same after-tax position as if no excise taxes under the Internal Revenue Code Section 280G had been imposed.

CERTAIN TRANSACTIONS

Related Person Transaction Review Policy

        Our Audit Committee has adopted a written policy which provides procedures for the review, approval or ratification of certain transactions required to be reported under applicable rules of the Securities and Exchange Commission. Any amendments to the policy require Audit Committee approval.

        Reportable transactions include those in which we are a participant and in which a related person has a direct or indirect interest. Related persons include: our directors, director nominees, and executive officers; any person known by us to be the beneficial owner of more than five percent of our voting securities; and certain family members of, or certain other persons sharing the household of, any of our directors, director nominees or executive officers or holders of more than five percent of our voting securities.

        Standards to be applied to the review of related person transactions which include, but are not limited to, the following:

  •
  Materiality of such transaction

  •
  Benefits of such transaction to us

  •
  Structure of such transaction

  •
  The extent of the related person's interest, benefit or influence in such transaction

  •
  Whether the terms of such transaction are on an arm's length basis with terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances or otherwise can be determined as fair to us

  •
  Whether means are available to manage any actual or apparent conflict of interest that may arise under such transaction following the time it is approved or entered into

        The Audit Committee of our Board of Directors, as well as the Audit Committee's Chairman acting alone under delegated authority, have the responsibility to review, approve, disapprove or ratify related person transactions. Any Audit Committee member who is a related person under a transaction that is the subject of review is recused from voting upon any approval, disapproval or ratification of that transaction. Conditions operative to the transaction or to the relationship with the related person may be included in an approval or ratification.

Transactions With Other Companies

        In the usual course of our business, we have transactions with many other firms. Some of the directors or officers of these firms may also serve as directors or officers for us or our subsidiaries. We carry out our transactions with these firms on customary terms. The directors and officers who serve us, our subsidiaries or the other firms involved may not have knowledge of these transactions.

        We own $21.5 million par amount 6.75% debt securities due September 15, 2011 issued by ConAgra Foods, Inc. (ConAgra). Director Robert F. Sharpe, Jr. is an executive officer of ConAgra. We acquired these securities in the usual course of our investment activities, several years prior to the time Mr. Sharpe joined our Board.

        We own $10.1 million par amount of General Mills, Inc. (General Mills) 6.0% debt securities due February 15, 2012. Director Siri S. Marshall was until January 1, 2008, an executive officer of General Mills. We acquired these securities in the usual course of our investment activities, several years or months prior to the time Ms. Marshall joined our Board.

        We provide investment management services to employee benefit plans sponsored by General Mills and have done so for a number of years prior to the time Ms. Marshall joined our Board. We charged General Mills approximately $163 thousand for these services in 2007.

        We provide investment management services to employee benefit plans sponsored by SUPERVALU, INC. (SuperValu) and have done so for a number of years prior to the time when director Jeffrey Noddle, who is an executive officer of SuperValu, joined our Board. We charged SuperValu approximately $251 thousand for these services in 2007.

Transactions Between the Company and Our Directors and Officers

        Our executive officers and directors may from time to time take out loans from certain of our subsidiaries on the same terms that these subsidiaries offer to the general public. By way of example, our broker-dealer subsidiary Ameriprise Financial Services, Inc. may extend margin loans (except margin loans to acquire the Company's stock) to our directors and executive officers under their brokerage accounts. All indebtedness from these transactions is in the ordinary course of our business and is on the same terms, including interest rates, in effect for comparable transactions with other people. Such indebtedness involves normal risks of collection and does not have features or terms that are unfavorable to our subsidiaries.

        Our executive officers and directors may also have transactions with us or our subsidiaries involving other goods and services, such as insurance and investment services. These transactions are also in the usual course of our business and we provide them on terms that we offer to our employees (with respect to executive officers) or to the public (with respect to our outside directors) generally.

Transactions with Significant Shareholders

        In the usual course of our business, we obtain investment advisory or sub-advisory services from Davis Selected Advisers, L.P. and its affiliates (Davis), and we provide to Davis distribution services and marketing support of Davis' products to our clients. Davis charged us approximately $5.4 million for 2007 investment advisory or sub-advisory services, and we received approximately $593 thousand in marketing support payments from Davis for 2007.

        In the usual course of our business, we provide to FMR Corp. or its affiliates ("FMR") distribution services and marketing support of FMR's products to our clients. We received approximately $26.9 million in marketing support payments from FMR for 2007. FMR held five percent or more of our outstanding shares of common stock for most of 2007; however, a report on Schedule 13G filed by FMR with the Securities and Exchange Commission on February 14, 2008 indicated that, as of December 31, 2007, ownership was below five percent.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with us, the Securities and Exchange Commission, and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of any of the Company's equity securities. With respect to 2007, to the best of our knowledge, all required reports were filed on a timely basis, except as described in the following sentence. Due to administrative issues resulting from our transition to a new recordkeeper for our redesigned Executive Deferred Compensation Plan, the attorney-in-fact responsible for filing Section 16 reports filed one late report for two transactions for each of these executive officers: Ms. Hunter and Messrs. Berman, Cracchiolo, Junek, Stewart, Truscott, and Woerner. In making this statement, we have relied in part on the written representations of our current non-management directors and our current executive officers, and on copies of the reports provided to us.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION
OF PROXY PROPOSALS, NOMINATION OF DIRECTORS
AND OTHER BUSINESS OF SHAREHOLDERS

        Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for the 2009 Annual Meeting of Shareholders, our corporate secretary must receive the proposal at our principal executive offices by November 24, 2008.

        Under our by-laws, and as SEC rules permit, shareholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these procedures, shareholders must submit the proposed nominee or item of business by delivering a notice to the corporate secretary of the Company at our principal executive offices. We must receive notice as follows:

  •
  Normally we must receive notice of a shareholder's intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days or more than 120 days before the first anniversary of the prior year's meeting. Assuming that our 2008 Annual Meeting is held on schedule, we must receive notice pertaining to the 2009 Annual Meeting no earlier than December 24, 2008, and no later than January 23, 2009.

  •
  However, if we hold the annual meeting on a date that is not within 30 days before or 70 days after such anniversary date, we must receive the notice no more than 120 days before the annual meeting date and no later than the later of the 90th day prior to the annual meeting date or ten days after our first public announcement of the annual meeting date.

  •
  If we hold a special meeting to elect directors, we must receive a shareholder's notice of intention to introduce a nomination no earlier than the 120th day prior to the special meeting date and no later than the later of the 90th day prior to the special meeting date or ten days after our first public announcement of the special meeting date and the nominees proposed by the Board.

        Our amended and restated by-laws require a nominee to deliver signed forms of a questionnaire, representation, and agreement that our corporate secretary will provide upon request. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the annual meeting, any material interest of the shareholder in the business and certain other information about the shareholder.

        The Board and our management have not received notice of, and are not aware of, any business to come before the meeting other than the items we refer to in this proxy statement. If any other matter comes before the meeting, the named proxies will use their best judgment in voting the proxies.

* * * *

        We have made available on the Internet our 2007 Annual Report to Shareholders in connection with this proxy solicitation. If you would like a copy of our 2007 Form 10-K, excluding certain exhibits, please contact Thomas R. Moore, Corporate Secretary, Ameriprise Financial, Inc., 1098 Ameriprise Financial Center, Minneapolis, Minnesota 55474. We will provide a copy without charge.

        Please vote by telephone or the Internet or sign, date and return your proxy or voting instruction form in the prepaid envelope you received, if you requested paper copies of our proxy materials. We encourage you to attend the April 23, 2008, meeting. We will not require tickets for admission to the meeting. However, to assure that attendance is limited to shareholders, if you are not a registered shareholder please bring with you some proof of Ameriprise common stock ownership, such as a current brokerage statement, and a form of identification bearing a photograph. No cameras, cellular telephones or pagers will be allowed to be used in the meeting room.

By order of the Board of Directors,

THOMAS R. MOORE
Vice President, Corporate Secretary and Chief Governance Officer

Exhibit A

AMERIPRISE FINANCIAL, INC.
CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE
AS AMENDED BY THE BOARD OF DIRECTORS ON
JANUARY 30, 2007

INTRODUCTION

        The Board of Directors has adopted the categorical standards set forth below to assist it in determining whether or not certain relationships between its directors and the Corporation or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation) are "material relationships" for purposes of Section 303A.02(a) of the New York Stock Exchange Listed Company Manual.

        Relationships not described in these categorical standards will be evaluated on an individual basis as provided for in Section 303A.02(a). A director who has a relationship with the Corporation or its subsidiaries that is not described in these categorical standards nevertheless may be determined to be independent by the Board of Directors. In such a case, the Board's basis for the determination of independence will be specifically explained in the proxy statement for the annual meeting of shareholders at which any director is standing for election to the Board of Directors.

        The term "immediate family members" as used in these categorical standards is defined in the general commentary to Section 303A.02(b) to include a director's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director's home.

APPLICATION OF CATEGORICAL STANDARDS

        None of the relationships described below shall be deemed to be a "material relationship" between a director and the Corporation and thus a director having such a relationship may be deemed to be "independent" for purposes of Section 303A.02, unless the relationship causes the director not to be independent as a result of any of the provisions of Section 303A.02(b). The provisions of Section 303A.02(b) establish mandatory independence standards involving the employment, affiliations, and compensation of a director or an immediate family member. Also, a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives from, the Corporation or its subsidiaries in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues, is not "independent" until three years after falling below such threshold (the "Payments Test").

        In applying these categorical standards, the Corporation's Board of Directors will take into account any "look-back" or transition period specified for purposes of Section 303A of the New York Stock Exchange Listed Company Manual.

        (1)   Relationships arising in the ordinary course of business.    Lending, deposit, banking, investment, or other financial service relationships (such as those involving financial planning, annuities, insurance, mutual funds, fiduciary, brokerage, investment management, custody, capital markets, treasury management, or similar products and services) or other relationships involving the provision of investments, products or services either by or to the Corporation or its subsidiaries and involving a director, his or her immediate family members, or a company or charitable organization of which the director or an immediate family member is a partner, shareholder, officer, employee or director will not be considered "material relationships" if the following conditions and the Payments Test are satisfied:

          (a)   the investments, products and services are being provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated parties;

          (b)   the relationship does not involve the provision of consulting, legal, or accounting services to the Corporation or its subsidiaries by the director or immediate family member personally when the Corporation or a subsidiary is the primary client of the director or immediate family member, or by a firm of which the director or immediate family member is a partner, managing member, principal, or an executive officer with significant policy-making authority over the firm; and

          (c)   any extension of credit: (i) was made in the ordinary course of business, was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with similarly situated parties; (ii) is performing; and (iii) complies with any additional requirements imposed on the extension of credit by applicable laws and regulations.

        (2)   Relationships with companies of which a director is a shareholder or partnerships of which a director is a partner.    Any relationship not described in Section (1), above, between the Corporation or one of its subsidiaries and a company (including a limited liability company) or partnership to which a director is connected solely as a shareholder or partner will not be considered a "material relationship," provided the director is not a principal shareholder of the company or a principal partner of the partnership. For purposes of this categorical standard, a person is a principal shareholder of a company if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls, or has the power to vote more than 10 percent of any class of voting securities of the company. A person is a principal partner of a partnership if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls, or has the power to vote a 25 percent or more general partnership interest, or more than a 10 percent overall partnership interest and has the single largest interest in the partnership. Shares or partnership interests owned or controlled by a director's immediate family member who shares the director's home are considered to be held by the director.

        (3)   Contributions made or pledged to charitable organizations.    Contributions made to any charitable organization pursuant to a matching gift program maintained by the Corporation or by its subsidiaries or by any foundation sponsored by or associated with the Corporation or its subsidiaries are not considered to be a "material relationship" and shall not be included in calculating the materiality threshold set forth in (a), below. Other contributions made or pledged by the Corporation, its subsidiaries, or by any foundation sponsored by or associated with the Corporation or its subsidiaries to a charitable organization of which a director or an immediate family member is an executive officer, director, or trustee will not be considered a "material relationship" if the following conditions are satisfied:

          (a)   within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of $1 million or 2 percent of the charitable organization's consolidated gross revenues for that fiscal year; and

          (b)   the charitable organization is not a family foundation created by the director or immediate family member.

        (4)   Certain familial relationships.    A relationship involving a director's relative will not be considered a "material relationship" solely by virtue of the familial relationship if the relative is not an immediate family member of the director.

        (5)   Certain social and other relationships.    Any relationship that is based solely on common membership in or affiliation with a social, civic, alumni, religious, charitable, educational, or other similar institution, organization or club will not be considered a "material relationship."

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on 4/23/08.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The following materials are available for view:

Notice and Proxy Statement / Annual Report

To view these materials, have the 12-digit control number(s) available and visit: www.proxyvote.com

If you want to receive a paper or e-mail copy of the above listed documents you must request one. There is no charge to you for requesting a copy.

To facilitate timely delivery please make the request as instructed below on or before 4/10/08.

To request material:     Internet: www.proxyvote.com     Telephone: 1-800-579-1639     **Email: sendmaterial@proxyvote.com

**If requesting material by e-mail please send a blank e-mail with the 12-digit control number(s) (located on the following page) in the subject line.

Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

1098 AMERIPRISE FINANCIAL CENTER MINNEAPOLIS, MN 55474	AMERIPRISE FINANCIAL, INC.

Vote in Person

Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting you will need to request a ballot to vote these shares.

Vote Online

To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your notice in hand when you access the website and follow the instructions.

Meeting Location

The Annual Meeting for holders as of 2/25/08 is to be held on 4/23/08 at 11:00 a.m. CDT at:

Ameriprise Financial Center

707 Second Avenue South

Minneapolis, Minnesota 55474

For meeting directions, please call: 612-678-0106

Voting items

The Board of Directors recommends a vote FOR the listed nominees and Item 2.

Item 1. Election of Directors.

Nominees:

1a.   W. Walker Lewis

1b.   Siri S. Marshall

1c.   William H. Turner

Item 2.   Proposal to ratify the Audit Committee’s selection of Ernst & Young LLP as independent registered public accountants for 2008.

1098 AMERIPRISE FINANCIAL CENTER

MINNEAPOLIS, MN 55474

Vote Online or by Telephone or Mail 24 Hours a Day, 7 Days a Week

VOTE ONLINE - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Participants in the 401(k) Plan have an earlier voting deadline, described below. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Ameriprise Financial, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Participants in the 401(k) Plan have an earlier voting deadline, described below. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Ameriprise Financial, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy online or by telephone you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AMERI1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERIPRISE FINANCIAL, INC.

The Board of Directors recommends a vote FOR the listed nominees and Item 2.

Item 1. Election of Directors.

Nominees:	For	Against	Abstain
1a. W. Walker Lewis	☐	☐	☐

1b. Siri S. Marshall	☐	☐	☐

1c. William H. Turner	☐	☐	☐

Item 2. Proposal to ratify the Audit Committee’s selection of Ernst & Young LLP as independent registered public accountants for 2008.	☐	☐	☐

NOTE: Please sign as name appears printed above. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Notice to participants in the AMERIPRISE FINANCIAL 401(k) PLAN

If you participate in the Ameriprise 401(k) plan, your proxy card includes shares that the plan has credited to this account.

To allow sufficient time for the Ameriprise 401(k) plan trustee to vote, the trustee must receive your voting instructions by 10:00 a.m. Eastern Time on April 21, 2008.  If the trustee does not receive your instructions by that date, the trustee will vote the shares in the same proportion of votes that the trustee receives from other plan participants who did vote.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature of Joint Owners (if applicable)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the 2008 Annual Meeting:

The Meeting Notice and Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com.

PROXY

AMERIPRISE FINANCIAL, INC.

Proxy Solicited on Behalf of the Board of Directors

for the Annual Meeting of Shareholders on

Wednesday, April 23, 2008

The undersigned hereby appoints Walter S. Berman, John C. Junek and Thomas R. Moore, or any of them, proxies or  proxy, with full power of substitution, to vote all common shares of Ameriprise Financial, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at Ameriprise Financial, Inc.’s Minneapolis headquarters, 707 Second Avenue South, Minneapolis, Minnesota 55474, on Wednesday, April 23, 2008, at 11:00 a.m., Central Time, and at any adjournment(s) of the meeting, as indicated on the reverse side of this proxy card, with respect to the proposals set forth in the proxy statement, and in their discretion upon any matter that may properly come before the meeting or any adjournment(s) of the meeting. The undersigned hereby revokes any proxies submitted previously.

To ensure timely receipt of your vote and to help reduce costs, you are encouraged to submit your voting instructions online or by telephone. Follow the instructions on the reverse side of this card. If you vote online or by telephone, you do NOT need to mail back your proxy card.

If you choose to submit your voting instructions by mail, mark, sign and date this proxy card on the reverse side and return it promptly in the business reply envelope provided. If you do not mark voting boxes on the reverse side, the shares will be voted as the Board of Directors recommends.

Address Changes/Comments:

(If you noted any address changes/comments above, please mark corresponding box on the reverse side.)

(continued and to be dated and signed on other side)

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TABLE OF CONTENTS
PROXY STATEMENT
GENERAL INFORMATION
VOTING INFORMATION
CORPORATE GOVERNANCE
REPORT OF THE AUDIT COMMITTEE
COMPENSATION OF DIRECTORS
OUTSIDE DIRECTORS DEFERRED SHARE PLAN
OWNERSHIP OF OUR COMMON SHARES
ITEMS TO BE VOTED ON BY SHAREHOLDERS
CLASS I DIRECTORS—TERMS ENDING IN 2009
CLASS II DIRECTORS—TERMS ENDING IN 2010
CLASS III DIRECTORS—NOMINEES FOR TERMS ENDING IN 2011
Item 2—Ratification of Audit Committee's Selection of Independent Registered Public Accountants
COMPENSATION OF EXECUTIVE OFFICERS
COMPENSATION AND BENEFITS COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
INTRODUCTION
THE ROLE OF THE COMPENSATION AND BENEFITS COMMITTEE
OUR EXECUTIVE COMPENSATION PHILOSOPHY
OUR NEW EXECUTIVE COMPENSATION PROGRAM
HOW AND WHY THE COMMITTEE DETERMINED OUR NAMED EXECUTIVE OFFICERS' COMPENSATION FOR 2007
SPECIAL TAX AND ACCOUNTING CONSIDERATIONS
HOW AND WHEN WE GRANT STOCK OPTIONS AND RESTRICTED STOCK
STOCK OWNERSHIP GUIDELINES
POST-EMPLOYMENT COMPENSATION AND BENEFITS
CONCLUSION
Summary Compensation Table
Grants Of Plan-Based Awards
Outstanding Equity Awards At Fiscal Year End 2007
Option Exercises And Vested Stock
Nonqualified Deferred Compensation For 2007
Pension Benefit Table
Potential Payments upon Termination or Change of Control for Named Executive Officers
CERTAIN TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF SHAREHOLDERS
Exhibit A
CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE